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                             LETTER TO SHAREHOLDERS

                                 April 30, 2002

                     Re: 2002 Annual Meeting of Shareholders
                         of General Communication, Inc.


Dear Shareholder:

         The board of directors of General Communication, Inc. cordially invites and encourages you to attend the annual meeting of shareholders of the Company. The meeting will be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 6, 2002. The board has chosen the close of business on April 10, 2002 as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting. A reception for shareholders will be held prior to the meeting from 5:00 p.m. to 6:00 p.m. at the site of the meeting.

         Copies of the Notice of Annual Meeting of Shareholders, Proxy and Proxy Statement are enclosed covering the formal business to be conducted at the meeting. Also enclosed for your information is a copy of the Company's annual report to shareholders in the form of the Company's Form 10-K for the year ended December 31, 2001.

         At the meeting, the shareholders will be asked to elect individuals to fill four positions on the board of directors as a classified board as required by the revised Bylaws of the Company, to approve an increase in Company common stock allocated to the Company's Amended and Restated 1986 Stock Option Plan and otherwise to amend the plan to provide for an upper limit per year on the number of shares that may be granted to a participant in the plan, and to conduct other business as described more fully in the Proxy Statement and as may properly come before the meeting. Regardless of the number of shares you own, your careful consideration of and vote on these matters is important.

         In order to ensure that we have a quorum and that your shares are voted at the meeting, please complete, date and sign the enclosed Proxy and return it promptly in the enclosed addressed and stamped envelope.

         In addition to conducting the formal business at the meeting, we shall also review the Company's activities over the past year and its plans for the future. I hope you will be able to join us.

                                   Sincerely,


                                   /s/
                                   Ronald A. Duncan
                                   President and Chief Executive Officer

PROXY                                                                      PROXY


                           GENERAL COMMUNICATION, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

              FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

                                  JUNE 6, 2002

         The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 30, 2002 and holding Class A common stock, Class B common stock, or Series B convertible, redeemable, accreting preferred stock of General Communication, Inc. ("Company") of record determined as of April 10, 2002, hereby appoints Ronald A. Duncan, on behalf of the board of directors of the Company, and each of them, the proxy of the undersigned, with full power of substitution, to attend that annual meeting of shareholders, to be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 6, 2002 and any adjournment or adjournments of that meeting. The undersigned further directs those holders of this Proxy to vote at that annual meeting, as specified in this Proxy, all of the shares of stock of the undersigned in the Company, which the undersigned would be entitled to vote if personally present, as follows:

         (1) To elect four directors, each for three-year terms, as part of Class I of the ten-member classified board of directors as identified in this Proxy:


                      FOR all nominees listed      WITHHOLD AUTHORITY to vote
                      below (except as marked      for all nominees listed
                      to the contrary)             below

                             Class I: Ronald R. Beaumont
                                      Paul S. Lattanzio
                                      Carter F. Page
                                      Robert M. Walp

INSTRUCTIONS:

         To withhold authority under this Proxy to vote for one or more individual nominees, draw a line through the name of the nominee for which you wish the authority to be withheld.

         Should the undersigned choose to mark this Proxy as withholding authority to vote for one or more nominees as listed above, this Proxy will, nevertheless, be used for purposes of establishing a quorum at the annual meeting of shareholders.

         (2) To approve an increase in the number of shares of the Company's common stock authorized and allocated to the Company's Amended and Restated 1986 Stock Option Plan by 2 million shares of Class A common stock and otherwise to amend the plan to provide for an upper limit of 500,000 shares per year on the number of shares that may be granted to a participant in the plan:

                      FOR              AGAINST            ABSTAIN

         (3) To transact in the proxyholder's discretion such other business as may come before that annual meeting of shareholders, including the approval (but not the ratification) of the minutes of the June 7, 2001 annual meeting of shareholders of the Company and other matters as described in the Proxy Statement. As of the record date, the Board was unaware of any other business to be brought at the meeting other than the approval of those minutes.

         The undersigned hereby ratifies and confirms all that the proxyholder or the holder's substitute lawfully does or causes to be done by virtue of this Proxy and hereby revokes any and all proxies given prior to this Proxy by the undersigned to vote at the annual meeting of shareholders or any adjournments of the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying that notice.


DATED:
                                       Signature of Shareholder
                                       Print Name:



                                       Signature of Shareholder
                                       Print Name:

         Please date this Proxy, sign it above as your name appears printed elsewhere on this Proxy, and return it in the enclosed envelope which requires no postage. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian, administrator, or officer of a corporation or other entity, please give that title.

         The board recommends a vote "for" proposal nos. (1) - (2). This Proxy, when properly executed, will be voted as directed. If no direction is made, it will be voted "for" proposals nos. (1) - (2). If any other business is properly presented at the annual meeting, this Proxy will be voted in accordance with the best judgment and discretion of the proxyholder.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 6, 2002
                                                                  April 30, 2002

To the Shareholders of
General Communication, Inc.

         NOTICE IS HEREBY GIVEN that, pursuant to the Bylaws of General Communication, Inc. ("Company") and the call of the board of directors of the Company, the annual meeting of shareholders of the Company, will be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 6, 2002. At the meeting, shareholders will consider and vote upon the following matters:

         - Electing four directors, each for three-year terms, as part of Class I of the ten-member classified board

         - Approving an increase in the number of shares of the Company's common stock authorized and allocated to the Company's Amended and Restated 1986 Stock Option Plan by 2 million shares of Class A common stock and otherwise amending the plan to provide for an upper limit of 500,000 shares per year on the number of shares that may be granted to a participant in the plan

         All of the above matters are more fully described in the accompanying Proxy Statement. A reception for shareholders will precede the annual meeting, commencing at 5:00 p.m.

         By resolution adopted by the board, the close of business on April 10, 2002 has been fixed as the record date for the annual meeting. Only holders of shares of Class A common stock, Class B common stock and Series B convertible, redeemable, accreting preferred stock of the Company of record as of that date will be entitled to notice of and to vote at the annual meeting or any adjournment or adjournments of it.

         The accompanying form of Proxy is solicited by the board. The enclosed Proxy Statement contains further information with regard to the business to be transacted at the annual meeting. A list of shareholders of the Company as of the record date will be kept at the Company's offices at 2550 Denali Street, Suite 1000, Anchorage, Alaska for a period of 30 days prior to the annual meeting and will be subject to inspection by any shareholder at any time during normal business hours.

         In order to ensure that we have a quorum and that your shares are voted at the annual meeting, please sign and date the enclosed Proxy and mail it to the Company's transfer agent (Mellon Investor Services LLC) in the enclosed, addressed and stamped envelope. If you send in your Proxy and later do attend the annual meeting, you may then withdraw your Proxy should you desire to do so. However, in this case, you must revoke your Proxy in writing and present the written revocation at the annual meeting. Thereafter, you may vote in person if you wish. The Proxy may be revoked at any time prior to its exercise.


                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         /s/
                                         John M. Lowber, Secretary

                           GENERAL COMMUNICATION, INC.
                         2550 Denali Street, Suite 1000
                             Anchorage, Alaska 99503
                                  907.265.5600


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 6, 2002


         This Proxy Statement is submitted with the Notice of Annual Meeting of Shareholders of General Communication, Inc. ("Company") where the annual meeting ("Annual Meeting") is to be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 6, 2002.

         This Proxy Statement, the Letter to Shareholders, Notice of Annual Meeting, and the accompanying Proxy are first being sent or delivered to shareholders of the Company on or about April 30, 2002. A copy of the Company's Annual Report, in the form of the Company's Form 10-K for the year ended December 31, 2001 ("Annual Report"), accompanies this Proxy Statement. See, "Annual Report."


         DATED:  April 30, 2002

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
COMPANY ANNUAL MEETING........................................................3

MANAGEMENT OF COMPANY........................................................12

CERTAIN TRANSACTIONS.........................................................33

OWNERSHIP OF COMPANY.........................................................46

LITIGATION AND REGULATORY MATTERS............................................52

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS.............................52

ANNUAL REPORT................................................................53

FUTURE SHAREHOLDER PROPOSALS.................................................53


                                                                 Proxy Statement

                             COMPANY ANNUAL MEETING

Voting Procedure

         Overview. This Proxy Statement is furnished in connection with the solicitation by the Company's board of directors ("Board") of proxies from the holders of the Company's outstanding Class A and Class B common stock and outstanding Series B convertible, redeemable, accreting preferred stock for use at the Annual Meeting.

         Time and Place. The Annual Meeting will be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6 p.m. (Alaska Daylight Time) on Thursday, June 6, 2002. A reception for shareholders will commence at 5 p.m. at that location.

         Purpose. As indicated in the Notice of Annual Meeting, the following matters will be considered and voted upon at the Annual Meeting:

         - Electing four directors in Class I of the classified Board for three-year terms

         - Approving an increase in the number of shares of the Company's common stock authorized and allocated to the Company's Amended and Restated 1986 Stock Option Plan ("Stock Option Plan") by 2 million shares of Class A common stock and otherwise amend the plan to provide for an upper limit of 500,000 shares per year on the number of shares that may be granted to a participant in the Stock Option Plan ("Plan Amendments")

         - Transacting such other business as may properly come before the meeting and any adjournment or adjournments of it

         Outstanding Voting Securities. Only holders of Class A and Class B common stock and Series B preferred stock as of the record date for the Annual Meeting ("Shareholders") will be entitled to notice of, and to vote at, the Annual Meeting. The Board has chosen the close of business on April 10, 2002 as the record date for the Annual Meeting ("Record Date"). As of the Record Date and under its current Restated Articles of Incorporation ("Articles"), the outstanding stock of the Company was divided into four categories:

         - Class A common stock, for which the holder of a share is entitled to one vote

         - Class B common stock, for which the holder of a share is entitled to ten votes


                                                                 Proxy Statement

         - Series B preferred stock, for which the holder has limited voting rights

         -  Series C preferred stock, for which the holder has no voting rights

         On the Record Date, there were 51,107,083 shares of Class A common stock and 3,882,054 shares of Class B common stock outstanding and entitled to be voted at the Annual Meeting. In addition, there were, as of that date, 16,995 shares of Series B preferred stock outstanding. Under the terms of issuance of the shares of Series B preferred stock in April 1999, the shares are entitled, with limited exception, to a number of votes at the meeting equal to the largest number of full shares of Class A common stock into which the Series B preferred stock may be converted. As of the Record Date, that number of equivalent shares of Class A common stock (excluding equivalent shares of Class A common stock representing dividends accrued through that date) was 3,062,162 shares.

         Voting Rights, Votes Required for Approval. At the Annual Meeting, a simple majority of the issued and outstanding Company common stock and preferred stock entitled to be voted as of the Record Date, represented in person or by proxy, will constitute a quorum. As an example, since there were a total of 51,107,083 shares of Class A common stock, 3,882,054 shares of Class B common stock and 16,995 shares of Series B preferred stock issued and outstanding and entitled to be voted as of the Record Date, a quorum would be established by the presence of Shareholders, directly or by proxy, holding at least 4,612,192 shares of Class A common stock, all 3,882,054 shares of Class B common stock, and all 16,995 shares of Series B preferred stock. See "Certain Transactions:
Series B Agreement."

         Because of the ten-for-one voting power of the Class B common stock, shares of that stock have a substantial impact on the voting power for purposes of taking votes on matters addressed at the Annual Meeting. The total number of votes to which Class A common stock (including the issued and outstanding Series B preferred stock on an as-converted basis) and Class B common stock were entitled as of the Record Date were 54,169,245 and 38,820,540 respectively.

         If a quorum is present, adoption of the Annual Meeting agenda items pertaining to electing directors and approving the Plan Amendments will each require an affirmative vote by the holders of at least a simple majority of the voting power of the issued and outstanding Class A common stock (including the issued and outstanding Series B preferred stock on an as-converted basis) and Class B common stock entitled to vote as of the Record Date and represented in person or by proxy at the meeting. Under the Articles, voting on these items must be by the Class A and Class B common stock and the Series B preferred stock voting as a group.

         The Articles expressly provide for non-cumulative voting in the election of directors.


                                                                 Proxy Statement

         As of the Record Date, the number and percentage of outstanding shares entitled to vote held by directors and executive officers of the Company and their affiliates were 9,561,279 shares of Class A common stock (not including the issued and outstanding Series B preferred stock on an as-converted basis), constituting approximately 17.7% of the outstanding stock in that class, 2,753,953 shares of Company Class B common stock, constituting approximately 70.9% of the outstanding stock in that class, and all 16,995 shares of the outstanding Series B preferred stock.

         In the past, Mr. Lattanzio has been proposed by the Board pursuant to terms of the issuance of Company Series B preferred stock. While those terms were, as of the Record Date, no longer effective, management has included Mr. Lattanzio in its proposed slate for the Board. See, "Certain Transactions:
Series B Agreement."

         Delivery The Proxy Statement, Letter to Shareholders, Notice of Annual Meeting and accompanying Board proxy ("Proxy") are first being sent or delivered to Shareholders on or about April 30, 2002. A copy of the Company's Annual Report, in the form of the Company's Form 10-K for the year ended December 31, 2001, accompanies this Proxy Statement.

         Exhibits to that Form 10-K are not enclosed. However, that form includes a list briefly describing all of those exhibits. In addition, the Company will furnish a copy of an exhibit to a Shareholder upon written request to the Company and payment of a fee to cover the Company's expenses in furnishing that exhibit.

         The Company may choose to rely on the provisions of Rule 14a-3(e) adopted under the Securities Exchange Act of 1934 ("Exchange Act") which allows the Company to limit delivery to one copy of this Proxy Statement and the Annual Report for more than one Shareholder sharing the same address. However, should the Company make use of the rule, it would, together with that single copy of those documents, deliver a separate Proxy for each Shareholder at that shared address. In following the rule, the Company would rely upon an affirmative written consent or implied consent of a Shareholder to this means of delivery as allowed under that rule. In addition, the Company would deliver promptly, upon written or oral request, a separate copy of the Proxy Statement or the Annual Report, as applicable, to a Shareholder at a shared address to which a single copy of the document had been previously delivered.

         Written requests for exhibits to the Company's Form 10-K for the year ended December 31, 2001 or other documents as described in this section are to be addressed to the Company as follows: General Communication, Inc., 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503, ATTN: Corporate Secretary.

         Proxies. The accompanying form of Proxy is being solicited on behalf of the Board for use at the Annual Meeting.


                                                                 Proxy Statement

         Subject to the conditions described in this section, the shares represented by each Proxy executed in the accompanying form of Proxy will be voted at the Annual Meeting in accordance with the instructions in that Proxy. The Proxy will be voted for management's nominees for directors as a classified board and as otherwise specified in the Proxy, unless a contrary choice is specified.

         The form Proxy also gives discretionary authority to the holder on other matters. See, within this section, "- Other Business."

         All votes cast by Shareholders, directly or by Proxy completed and executed in accordance with the instructions on the Proxy, will be counted at the Annual Meeting. A Proxy having one or more clearly marked abstentions on one or more of the proposals to be addressed at the Annual Meeting will be honored as an abstention. However, such a Proxy will be counted for purposes of establishing a quorum at the Annual Meeting. A Proxy having no indication of a vote on one or more of the proposals to be addressed at the Annual Meeting will be voted "for" the corresponding proposals.

         A Proxy executed in the form enclosed may be revoked by the Shareholder signing the Proxy at any time before the authority granted under the Proxy is exercised by giving written notice to the Secretary of the Board, at the principal executive offices of the Company as identified previously. See, within this section, "-- Voting Rights, Votes Required for Approval." The notice may also be delivered to the Secretary prior to a vote using the Proxy at the Annual Meeting. Thereafter, the Shareholder signing the Proxy may vote in person or by other proxy as provided by the revised Bylaws of the Company in effect as of the Record Date ("Bylaws"). The Shareholder signing the Proxy may also revoke that proxy by a duly executed proxy bearing a later date.

         The expenses of the Proxy solicitation made by the Board for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy, Proxy Statement, and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of these proxy materials, solicitation may be made in person or by telephone, telecopy, telegraph, or electronic mail by officers, directors, or regular employees of the Company, none of whom will receive additional compensation for that effort.

Director Elections

         Overview. The Board is composed of ten directors classified into the following three classes with the number of members as indicated: Class I (four members), Class II (three members), and Class III (three members).


                                                                 Proxy Statement

         At the Annual Meeting, four individuals will be elected to positions in Class I of the Board for three-year terms. The individuals so elected will serve subject to the provisions of the Bylaws and until the election and qualification of their respective successors.

         Management believes that its proposed nominees for election as directors are willing to serve as such. It is intended that the proxyholders named in the accompanying form of Proxy or their substitutes will vote for the election of these nominees unless specifically instructed to the contrary. However, if any nominee at the time of the election is unable or unwilling or is otherwise unavailable for election and as a consequence, other nominees are designated, the proxyholders named in the Proxy or their substitutes will have discretion and authority to vote or refrain from voting in accordance with their judgment with respect to other nominees.

         Recommendation of Board. Management and the Board recommend to the Shareholders a vote "FOR" the slate of four individuals as directors in the positions up for election at the Annual Meeting, i.e., a vote for proposal number 1 of the Proxy. This slate of individuals is as follows:

         -  Ronald R. Beaumont

         -  Paul S. Lattanzio

         -  Carter F. Page

         -  Robert M. Walp

Background and other information on each of the nominees is provided elsewhere in this Proxy Statement. See, "Management of Company."

Plan Amendments

         Overview. The proposed Plan Amendments consist of increasing the number of shares authorized and allocated to the Stock Option Plan by 2 million shares of Company Class A common stock and otherwise amending the plan to provide for an upper limit of 500,000 shares per year on the number of shares that may be granted to a participant in the plan.

         Plan. The terms, history and purpose of the Stock Option Plan are discussed elsewhere in the Proxy Statement. Also disclosed elsewhere in this statement, as of the Record Date, are the number of shares subject to outstanding options under the plan, the number of shares issued upon exercise of options under the plan and the number of shares remaining available for grant under the plan. See, "Management of Company: Stock Option Plan."


                                                                 Proxy Statement

         Under the Stock Option Plan, key employees of the Company, a subsidiary of the Company, or a subsidiary of a subsidiary of the Company (including officers and directors who are employees) and non-employee directors of, and consultants or advisers to, the Company or of those subsidiaries are eligible for option grants. The selection of optionees is made by the Option Committee. In selecting an optionee, as well as in determining the number of shares subject to each option, the committee is to take into consideration such factors as it deems relevant in connection with accomplishing the purpose of the plan.

         The Stock Option Plan provides that payment upon exercise of an option may be in the form of money or shares of Company Class A common stock. The plan further provides, notwithstanding other restrictions on transferability of options, that an optionee, with approval of the Option Committee, may transfer an option for no consideration to, or for, the benefit of the optionee's immediate family. There is no restriction in the Stock Option Plan that an option granted under the plan must be held by the optionee for a minimum period of time. Under the plan, the Board's authority to modify or amend the plan is subject to prior approval of the shareholders of the Company only in the cases of increasing the number of shares of Company stock allocated to, and available and reserved for, issuance under the plan, or implementing the provisions of
Section 162(m) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code") relating to employee remuneration in excess of $1 million. The Stock Option Plan provides that Option Committee members are to consist of all Board members, or solely of two or more "non-employee directors" as defined in federal securities regulation, or, in the context of implementing the provisions of Section 162(m), solely of two or more "outside directors" when options are granted to "covered employees" as those terms are defined in that section. The plan provides that an option granted to a person may be terminated for cause as defined in the plan.

         No maximum or minimum exists with regard to the amount, either in dollars or in numbers, of options that may be exercised in any year, either by a single optionee or by all optionees under the Stock Option Plan. That is, there are no fixed limitations on the number or amount of securities being offered, other than the practical limitations imposed by the number of employees eligible to participate in the plan and the total number of shares of stock authorized and available for granting under the plan. Shares covered by options which have terminated or expired for any reason prior to their exercise are available for grant of new options pursuant to the plan.

         There were, as of the Record Date, 7 executive officers, including all of the Named Executive Officers, 8 current directors, who are not executive officers, and 560 other employees (including officers who are not executive officers), participating in the Stock Option Plan. This level of participation is out of a total of 7 eligible executive officers, 5 Named Executive Officers, 8 current directors who are not executive officers, and 1,193 employees (including officers who are not executive officers) of the Company. The plan has been in place for many years. Options under the plan are granted in the discretion of the Option Committee. As of the Record Date, the


                                                                 Proxy Statement
committee had granted options to purchase an additional 1,205,000 shares at an exercise price of $7.25 per share, subject to approval of the Plan Amendments by the Shareholders. Up to 850,000 of the options are to be issued to the Named Executive Officers. With the exception of this anticipated grant of options, it is impossible to determine the benefits which may be received by, or allocated to, each of the Named Executive Officers or any other officers, directors or employees of the Company, directly, or as a group, as a result of the Plan Amendments.

         As of the Record Date, the closing sales price on the Nasdaq Stock Market was $8.97 per share for the Class A common stock of the Company.

         The federal income tax consequences of an optionee's participation in the Stock Option Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the options offered pursuant to the plan. The Company assumes no responsibility in connection with the income tax liability of any optionee. Under the administration of the plan, optionees are urged to obtain competent professional advice regarding the applicability of federal, state, and local tax laws.

         The options granted under the Stock Option Plan are characterized for federal income tax purposes as non-qualified stock options. The options are not actively traded on an established securities market. When granted, options under the plan will not have a readily ascertainable fair market value. Accordingly, an optionee will not be subject to federal income tax upon grant of that option. However, upon exercise of the option, the excess of the then fair market value of the shares purchased over the aggregate option exercise price for the shares will constitute ordinary income to the optionee. To the extent that the optionee realizes ordinary income (which ordinary income is subject to federal income tax withholding by the Company), the Company is entitled to claim a deduction against its gross income, provided that the cost to the Company constitutes an ordinary and necessary business expense.

         Upon resale of any shares acquired pursuant to the exercise of an option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than 12 months at the date of their disposition. The optionee's basis for determination of gain or loss upon any subsequent disposition of shares acquired upon the exercise of the option will be the amount paid for such shares, plus any ordinary income recognized as a result of the exercise.

         Generally, there will be no federal income tax consequence to the Company upon the grant or termination of an option under the Stock Option Plan or the sale or disposition of the shares acquired upon the exercise of the option. However, upon the exercise of an option, the Company will be entitled to a deduction, for federal income tax purposes, equal to the amount of ordinary income the optionee is required to


                                                                 Proxy Statement
recognize as a result of the exercise, provided the Company has satisfied its withholding obligations under the Internal Revenue Code.

         Plan Amendments. The proposed Plan Amendments in part increase the number of shares authorized and allocated to the Stock Option Plan. As of the Record Date, the Stock Option Plan had 8.7 million shares of Company Class A common stock authorized and allocated to it of which only 14,780 shares were available for granting of new options. The Plan Amendments would increase the total number of shares allocated to the Stock Option Plan to 10.7 million shares of Class A common stock. As of the Record Date, the Plan Amendments would result in 2,014,780 shares of that stock being available for grant of new options under the plan. The Company has, under its Articles, sufficient shares of Class A common stock authorized and unissued to satisfy the proposed increased allocation of common stock to the Stock Option Plan.

         The Stock Option Plan provides for its continued existence for so long as the Board believes the plan provides an incentive to officers and employees of the Company and for so long as there remain shares of Class A common stock allocated to the plan which are not subject to outstanding options. In the future, should the Stock Option Plan have no more shares of Class A common stock allocated to it, the Board would have the choice of seeking approval from the shareholders for another allocation of shares to the plan, discontinuing further granting of options under the plan, or suspending or terminating the plan.

         The shareholders of the Company have shown their support of the Stock Option Plan in the past through approval of increased share allocations to the plan on several occasions. Most recently, the shareholders at the 2000 annual meeting approved an increase in the number of shares authorized and allocated to the plan in the amount of 1.5 million shares of Class A common stock.

         While the number of shares of Class A common stock allocated to, but unused by, the Stock Option Plan has dwindled, management's policy of using incentive options to urge key employees and officers to work diligently in the best interest of the Company has not been curtailed or otherwise limited in the recent past. Management does not believe the proposed Plan Amendments would have affected the level of grants of options under the plan had the amendment been effective throughout the year ended December 31, 2001.

         Section 162(m) of the Internal Revenue Code limits a corporation's deduction of compensation to a covered employee to $1 million, unless the compensation is qualified performance based compensation not subject to the limitation. Stock options granted to covered employees are included in this limit unless they are qualified performance based compensation. In order for stock options to be characterized as qualified performance based compensation, the plan under which they are granted must, among other things, state a maximum number of shares with respect to which options may be granted to a participant in the plan during a specified period. The


                                                                 Proxy Statement
present Stock Purchase Plan contains terms to accommodate the provisions of
Section 162(m) and characterize stock options granted under the plan to covered employees as qualified performance based compensation, with the exception that the plan does not presently set such a limit on the grant of stock options. One of the proposed Plan Amendments rectifies this situation by establishing the limitations at 500,000 shares per participant per year. The term "covered employee" as defined in Section 162(m) means, in the context of the Company, the Named Executive Officers. See, "Management of Company: Executive Compensation - Summary Compensation."

         Management believes that the Stock Option Plan has proven to be useful and beneficial to the Company as a special incentive to officers, non-employee directors, and other key employees, especially when recruiting and retaining new personnel. It has provided a means for these persons to acquire an equity interest in the Company. The plan has been in operation for approximately 16 years. The business expansion by the Company during the past several years has increased the number of persons to whom management may wish to grant options under the plan. Setting a limit on stock options granted to a participant in the Stock Option Plan will allow the Company, should the need arise, to take advantage of the full allowable deductions under Section 162(m) of the Internal Revenue Code. For these reasons, management believes that the allocation of shares to the plan must continue to increase so that the Company may continue to provide the special incentive of stock options to its expanded cadre of officers, non-employee directors, and key employees.

         Recommendation of Board. The Board has passed a resolution expressly adopting the Plan Amendments. As a further step in the adoption of the amendments, the following resolution will be offered at the Annual Meeting for consideration by the Shareholders:

         RESOLVED, that the amendments to the General Communication, Inc. Amended and Restated 1986 Stock Option Plan adopted by the board of directors of the Company at its November 29, 2001 and February 7, 2002 meetings, increasing the number of shares authorized and allocated to the plan by 2 million shares for a total allocation of 10.7 million shares of Company Class A common stock and otherwise amending the plan to provide for an upper limit of 500,000 shares per year on the number of shares that may be granted to a participant in the plan, are hereby approved by the shareholders of the Company.

         The Board, through this Proxy Statement, recommends to the Shareholders a vote "FOR" the adoption of the proposed Plan Amendments, i.e., proposal number 2 of the Proxy. The voting rights of Shareholders on this proposal are set forth elsewhere in this section. See, "Company Annual Meeting: Voting Procedure - Voting Rights, Votes Required for Approval."


                                                                 Proxy Statement

Other Business

         Other matters, beyond the election of directors and other specific items of business identified in this proxy statement, which may be addressed at the Annual Meeting consist of approval (but not the ratification) of the minutes of the past annual shareholder meeting held on June 7, 2001, matters incident to the conduct of the Annual Meeting, and other business as may properly come before the Shareholders at that meeting. A vote for the adoption of those minutes will be an affirmation that the minutes, as written, properly reflect the proceedings of that meeting and the action taken at that meeting. However, such a vote will not be an action constituting approval or disapproval of the matters referred to in those minutes. While the Company was, as of the Record Date, unaware of other matters of business to come before the meeting, they could include election of a person to the Board for which a bona fide nominee is named in this Proxy Statement and where that nominee is unable to serve or for good cause will not serve, and matters proposed by Shareholders for which the Company has not received timely notice.

         The Board intends to use discretionary voting authority given it under the Company's Bylaws adopted pursuant to Rule 14a-4(c) promulgated under the Exchange Act should any other matter come before the Annual Meeting.

         Other than these matters, the Board does not intend to bring other business before the Annual Meeting and does not know of any other matter which anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying form of Proxy or their duly constituted substitutes acting at the Annual Meeting will be deemed authorized to vote or otherwise act upon those matters in accordance with their judgment.

                              MANAGEMENT OF COMPANY

Directors and Executive Officers

         The following table sets forth certain information about the Company's directors and executive officers as of the Record Date.

         Name                                Age    Position
         ----                                ---    --------
         Carter F. Page (1,2,3,4)            70     Chairman, Director, and
                                                    Nominee
         Ronald A. Duncan (2)                49     President, Chief Executive
                                                    Officer, and Director
         Robert M. Walp (2)                  74     Vice Chairman, Director,
                                                    and Nominee
         John M. Lowber (1)                  52     Senior Vice President, Chief
                                                    Financial Officer,
                                                    Secretary, and Treasurer


                                                                 Proxy Statement

         G. Wilson Hughes                    56     Executive Vice President and
                                                    General Manager
         William C. Behnke                   44     Senior Vice President-
                                                    Strategic Initiatives
         Richard P. Dowling                  58     Senior Vice President-
                                                    Corporate Development
         Dana L. Tindall                     40     Senior Vice President-
                                                    Regulatory Affairs
         Ronald R. Beaumont (2)              53     Director and Nominee
         Stephen M. Brett (2,4,5)            61     Director
         Donne F. Fisher (1,2,3,4,5)         63     Director
         William P. Glasgow (2,4)            43     Director
         Paul S. Lattanzio (2,4,5)           38     Director and Nominee
         Stephen R. Mooney (2)               42     Director
         James M. Schneider (2,3,4)          49     Director

--------------
1  Member of Finance Committee.

2 The present classification of the Board is as follows: (1) Class 1 - Messrs. Beaumont, Lattanzio, Page, and Walp, whose present terms expire at the time of the Annual Meeting; (2) Class II - Messrs. Brett, Duncan and Mooney whose present terms expire at the time of the 2003 annual meeting; and (3) Class III - Messrs. Fisher, Glasgow, and Schneider, whose present terms expire at the time of the 2004 annual meeting.

3  Member of the Audit Committee.

4  Member of the Option Committee.

5  Member of Compensation Committee.
--------------

         Carter F. Page. Nominee. Mr. Page has served as Chairman and a director of the Company since 1980. From December 1987 to December 1989, he served as a consultant to WestMarc Communications, Inc. ("WestMarc") a wholly-owned subsidiary of AT&T Corp. in matters related to the Company. Mr. Page served as President and director of WestMarc from 1972 to December 1987. Subsequently, he was managing general partner of Semaphore Partners, a general partnership and investment vehicle in the communications industry, which was dissolved in 2001.

         Ronald A. Duncan. Mr. Duncan is a co-founder of the Company and has been a director of the Company since 1979. Mr. Duncan has served as President and Chief Executive Officer of the Company since January 1, 1989. From 1979 through December 1988 he was the Executive Vice President of the Company. His present term as a director of the Company expires in 2003. See "Ownership of
Company: Change of Control - Voting Agreement."


                                                                 Proxy Statement

         Robert M. Walp. Nominee. Mr. Walp is a co-founder of the Company and has been a director of the Company since 1979. Mr. Walp has served as Vice Chairman of the Company since January 1, 1989 and is an employee of the Company. From 1979 through 1988, he served as President and Chief Executive Officer of the Company. See, "Ownership of Company: Change of Control - Voting Agreement."

         John M. Lowber. Mr. Lowber has served as Chief Financial Officer of the Company since January 1987, as Secretary and Treasurer since July 1988 and as Senior Vice President since December 1989. He was Vice President - Administration for the Company from 1985 to December 1989. Prior to joining the Company, Mr. Lowber was a senior manager at KPMG LLP, formerly Peat Marwick Mitchell and Co.

         G. Wilson Hughes. Mr. Hughes has served as Executive Vice President and General Manager of the Company since June 1991. He was President and a member of the board of directors of Northern Air Cargo, Inc. from March 1989 to June 1991. From June 1984 to December 1988, Mr. Hughes was President and a member of the board of directors of Enserch Alaska Services, Inc.

         William C. Behnke. Mr Behnke has served as Senior Vice President - Strategic Initiatives for the Company since January 2001 and, prior to that, had served as Senior Vice President - Marketing and Sales for the Company from January 1994. He was Vice President of the Company and President of GCI Network Systems, Inc., a former subsidiary of the Company, from February 1992 to January 1994. From June 1989 to February 1992, Mr. Behnke was Vice President of the Company and General Manager of GCI Network Systems, Inc. From August 1984 to June 1989, he was Senior Vice President for TransAlaska Data Systems, Inc.

         Richard P. Dowling. Mr. Dowling has served as Senior Vice President - Corporate Development for the Company since December 1990. He was Senior Vice President - Operations and Engineering for the Company from December 1989 to December 1990. From 1981 to December 1989, Mr. Dowling served as Vice President
- Operations and Engineering for the Company.

         Dana L. Tindall. Ms. Tindall has served as Senior Vice President - Regulatory Affairs since January 1994. She was Vice President - Regulatory Affairs for the Company from January 1991 to January 1994. From October 1989 through December 1990, Ms. Tindall was Director of Regulatory Affairs for the Company, and she served as Manager of Regulatory Affairs for the Company from 1985 to October 1989. In addition, Ms. Tindall was an adjunct professor of telecommunications economics at Alaska Pacific University from September through December 1995.

         Ronald R. Beaumont. Nominee. Mr. Beaumont has served as a director of the Company since his appointment by the Board in February 1999. He has more than 25 years experience in the telecommunications industry. Mr. Beaumont has been Chief Operating Officer at WorldCom, Inc. ("WorldCom") since November 2000 and, prior to


                                                                 Proxy Statement
that, he had served as President of Operations and Technology at WorldCom from September 1998. Prior to that, Mr. Beaumont was President of WorldCom Network Services, Inc. ("Network Services") from its formation, after the merger of WorldCom and MFS Communications in December 1996, to September 1998. Prior to that, he was President and Chief Executive Officer of MFS North America, Inc. from October 1994 to December 1996. See, "Ownership of Company: Change of Control - Voting Agreement."

         Stephen M. Brett. Mr. Brett has served as a director of the Company since his appointment by the Board in January 2001. He has been of counsel to Sherman and Howard, a law firm, since January 2001. He served as Senior Executive Vice President for AT&T Broadband from March 1999 to April 2000. Prior to that Mr. Brett served as Executive Vice President, General Counsel and Secretary to Tele-Communications, Inc. ("TCI") from 1991 to March 1999. His present term as a director of the Company expires in 2003.

         Donne F. Fisher. Mr. Fisher has served as a director of the Company since 1980. Mr. Fisher had been a consultant to TCI since January 1996, and a director of TCI from 1980, to March 1999 when TCI merged into AT&T Corp. From 1982 until 1996, he held various executive officer positions with TCI and its subsidiaries. Mr. Fisher had served on the board of directors of most of TCI's subsidiaries through the years. He has served on the Compensation Committees and the Audit Committees of both Liberty Media and Sorrento Networks, Inc. Since 1999 he has managed his personal assets. His present term as a director of the Company expires in 2004.

         William P. Glasgow. Mr. Glasgow has served as a director of the Company since 1996. From 1999 to the present, he has been President/CEO of Security Broadband Corp. From 2000 to the present Mr. Glasgow has been President of Diamond Ventures, L.L.C., a Texas limited liability company and sole general partner of Prime II Management, L.P., ("Prime Management") and Prime II Investments, L.P., both of which are Delaware limited partnerships. Since 1996, he has been President of Prime II Management, Inc., a Delaware corporation, which was formerly the sole general partner of Prime II Management, L.P. From 1989 to 1991, he held positions of Vice President - Finance and Senior Vice President - Finance with Prime II Management, Inc. Mr. Glasgow is presently a managing director of the general partner of Prime VIII, L.P. He is also managing director of Prime New Ventures. He joined Prime Cable Corp. (an affiliate of Prime II Management, Inc.) in 1983 and served in various capacities until that corporation was liquidated in 1987. He currently serves on the boards of directors of Prime Cellular Corp., Prime II Management Group, Inc., Prime Comm, Inc., SKA Management, Inc. and Security Broadband Corp., none of which are publicly held. His present term as director of the Company expires in 2004.

         Paul S. Lattanzio. Nominee. Mr. Lattanzio has served as a director of the Company since his appointment by the Board in May 2000. He has been a director of Administaff, Inc., a publicly traded company, since 1995. He has been a Managing


                                                                 Proxy Statement

Director for Toronto Dominion Capital, the private equity arm for Toronto Dominion Bank, since July 1999. From February 1998 to March 1999, Mr. Lattanzio was a co-founder and Senior Managing Director of NMS Capital Management, LLC, a $600 million private equity fund affiliated with NationsBanc Montgomery Securities. Prior to NMS Capital, he served in several positions with various affiliates of Bankers Trust New York Corporation for over 13 years, most recently as a Managing Director of BT Capital Partners, Inc. Mr. Lattanzio has experience in a variety of investment banking disciplines, including mergers and acquisitions, private placements and restructuring advisory areas. See, "Company Annual Meeting: Voting Procedure - Voting Rights, Votes Required for Approval" and "Certain Transaction: Series B Agreement."

         Stephen R. Mooney. Mr. Mooney has served as a director of the Company since his appointment by the Board in January 1999. He has been Vice President of WorldCom Ventures, Inc. since February 1999. Prior to that, he held various corporate development positions with MCI Communications Corporation and MCImetro, Inc. His present term as director of the Company expires in 2003. See, "Ownership of Company: Change of Control - Voting Agreement."

         James M. Schneider. Mr. Schneider has served as a director of the Company since July 1994. He has been Senior Vice President and Chief Financial Officer for Dell Computer Corporation since March 2000. Prior to that, he was Senior Vice President - Finance for Dell Computer Corporation from September 1998 to March 2000. Prior to that, from September 1996 to September 1998 he was Vice President - Finance for that corporation. From September 1993 to September 1996, he was Senior Vice President for MCI Communications Corporation in Washington, D.C. Mr. Schneider was with the accounting firm of Price Waterhouse from 1973 to September 1993 and was a partner in that firm from October 1983 to September 1993. His present term as a director of the Company expires in 2004.

Board of Directors and Executive Officers

         The Board currently consists of ten director positions, divided into three classes of directors serving staggered three-year terms. A director of the Company is elected at an annual meeting of shareholders and serves until he or she resigns or is removed, or until his or her successor is elected and qualified. Executive officers of the Company generally are appointed at the Board's first meeting after each annual meeting of shareholders and serve at the discretion of the Board.

Rights of Holders of Series B Preferred Stock in Nomination to, or Observer Status Regarding, the Board

         Under the terms of the issuance and sale of the Series B preferred stock, so long as any shares of that stock remain outstanding, the Company must cause its board of directors to include one seat, the nominee for which is to be designated under terms of that sale. As of the Record Date, those specific terms were not effective, although they


                                                                 Proxy Statement
could in the future become effective with the issuance of additional Series B preferred stock to another holder or should the present holder of the outstanding Series B preferred stock, Toronto Dominion Investments, Inc. ("Toronto Dominion"), not be prohibited from participation in the designation of that Board member by law or regulation, including the federal Bank Holding Company Act.

         The Series B Agreement provides that, upon designation of an individual by the holders of the Series B preferred stock, the Board must cause such designated individual to be nominated for approval by the holders of Company common stock at each meeting of shareholders of the Company at which directors are to be elected. The Board is then expected, upon that nomination, to recommend approval of that designated individual. In the event the holders of the Company common stock shall fail to elect that designated individual, the holders of Series B preferred stock will have the right to appoint an observer to attend the meetings of the Board. While Mr. Lattanzio has not been designated by the present holder of the Series B preferred stock, the Board has, nevertheless, included him as one of its nominees to the Board at the Annual Meeting.

         The terms of the issuance and sale of the Series B preferred stock also require, should the nominee proposed by the holders of Series B preferred stock fail to be elected, the holders, if any, would have the right to appoint an observer to attend all meetings of the Board. Independent of that observer right, if at any time the designee to the Board is not an employee of Toronto Dominion or its affiliates, then that investor would have an additional right to appoint an observer to attend all meetings of the Board. See also, "Certain
Transactions: Series B Agreement."

Board and Committee Meetings

         During the year ended December 31, 2001, the Board had four committees:

         -   Audit Committee

         -   Compensation Committee

         -   Finance Committee

         -   Option Committee

         The Audit Committee is composed of Messrs. Fisher, Page and Schneider, all considered by the Board to be independent directors of the Board. Under Nasdaq Stock Market rules, to which the Company is subject, an independent director is an individual other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which the company's board believes would interfere with the exercise of independent judgment in carrying out the responsibilities of


                                                                 Proxy Statement
a director. Management believes the Audit Committee is composed only of independent directors as previously identified.

         The Audit Committee acts on behalf of the Board and oversees all material aspects of the Company's reporting, control and audit functions. Its role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes for management of business and financial risk and for compliance with significant applicable legal, ethical, and regulatory requirements. The committee's role also includes coordination with other Board committees and maintenance of strong, positive working relationships with management, external auditors, legal counsel and other committee advisors. This committee is responsible for making recommendations to the Board on conducting the annual audit of the Company and its subsidiaries, including the selection of an external auditor to conduct the annual audit and such other audits or accounting reviews of those entities as the committee deems necessary. The committee is also responsible for reviewing the plan or scope of an audit or review and the results of such audit or review and carrying out other duties as delegated in writing by the Board. The Audit Committee met two times during the year ended December 31, 2001.

         The Compensation Committee is composed of Messrs. Brett, Fisher and Lattanzio. This committee establishes compensation policies regarding executive officers and directors and makes recommendations to the Board regarding such compensation, including establishing an overall cap on executive compensation and setting performance standards for executive officer compensation. The Compensation Committee met three times during the year ended December 31, 2001.

         The Finance Committee is composed of Messrs. Fisher, Page and Lowber. It is responsible for reviewing Company finance matters from time to time and providing guidance to the Chief Financial Officer regarding these matters. The Finance Committee did not meet during the year ended December 31, 2001.

         The Option Committee is composed of Messrs. Brett, Fisher, Glasgow, Lattanzio, Page, and Schneider. This committee administers the Stock Option Plan and approves the grant of options pursuant to the plan. The Option Committee met five times during the year ended December 31, 2001.

         The Board has no separately designated nominating committee. Issues relating to filling of vacancies on the Board and nominating persons for election to the Board in conjunction with shareholder meetings are addressed by the full Board.

         The Board held seven meetings during the year ended December 31, 2001. All incumbent directors, as disclosed in this Proxy Statement, attended 75% or more of the meetings of the Board and of committees of the Board for which they individually were seated as directors, with certain exceptions. Those exceptions are the following directors who only attended a percentage of the meetings for which they were seated


                                                                 Proxy Statement
as indicated: Mr. Beaumont (29%); Mr. Fisher (71%); Mr. Glasgow (57%); Mr. Mooney (71%); and Mr. Walp (71%).

Director Compensation

         Board members waived and did not, and are not to, receive director fees for the period from January through December 2001. Also, during the period January through the Record Date Board members did not receive director fees. During the year ended December 31, 2001, the directors on the Board received no other direct compensation for serving on the Board and its committees. However, they were reimbursed for travel and out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees.

         In February 1997, the Company made contingent grants, pursuant to the Stock Option Plan, to each of Messrs. Brett, Fisher, Page, and Schneider. The corresponding option agreements were issued in February 1998. Each option was for 25,000 shares of Class A common stock with an exercise price of $7.50 per share. The options vest in 25% increments for each year that the optionee participates in at least 50% of Board meetings. As of the Record Date, options for all of these shares had separately vested for each of these individuals.

         In June 2000 the Company made option grants to Messrs. Beaumont, Glasgow, Lattanzio, Mooney and Walp or to the company for which each may have been employed. Each option was for 25,000 shares of Class A common stock with an exercise price of $7.50 per share. The options vest in four equal annual installments and expire if not exercised within ten years of their grant.

Executive Compensation

         Summary Compensation. The following table sets forth certain information concerning the cash and non-cash compensation earned during fiscal years 1999, 2000 and 2001 by the Company's Chief Executive Officer and by each of the four other most highly compensated executive officers of the Company or its subsidiaries whose individual combined salary and bonus each exceeded $100,000 during the fiscal year ended December 31, 2001 (collectively, "Named Executive Officers").

                                                                 Proxy Statement

                                                               SUMMARY COMPENSATION TABLE

                                                                                           Long-Term Compensation
                                              Annual Compensation                                  Awards
                               ---------------------------------------------- --------------------------------------------------
                                                                               Restricted
                                                               Other Annual      Stock          Securities         All Other
Name and Principal                                  Bonus      Compensation      Awards         Underlying        Compensation
Position                     Year  Salary ($)        ($)           ($)            ($)         Options/SARs(#)       ($)(1,2)
--------                     ----  ----------     ---------  ---------------- ------------    ---------------   ----------------
Ronald A. Duncan             2001   295,000        105,000         -0-            -0-             250,000 (3)        17,590
  President and Chief        2000   288,746         90,000         -0-            -0-                 -0-            19,362
  Executive Officer          1999   195,000            -0-         -0-            -0-              50,000            14,917

William C. Behnke            2001   200,000         41,662         -0-            -0-                 -0-             3,906
  Senior Vice President-     2000   192,708         31,490         -0-            -0-             100,000               216
  Marketing and Sales        1999   140,004          1,883         -0-            -0-                 -0-               496

G. Wilson Hughes             2001   150,000        129,162         -0-            -0-                 -0-           127,026
  Executive Vice President   2000   125,006         76,863         -0-            -0-             250,000           116,693
  and General Manager        1999   150,006          1,883         -0-            -0-              50,000            16,216

John M. Lowber               2001   175,000         64,162         -0-            -0-                 -0-           101,887
  Senior Vice President,     2000   167,084         40,490         -0-            -0-             250,000            93,688
  Chief Financial Officer    1999   135,005          1,883         -0-            -0-                 -0-            88,063
  and Secretary/Treasurer

Dana L. Tindall              2001   200,000         54,162         -0-            -0-                 -0-            75,429
  Senior Vice President-     2000   187,668         21,363         -0-            -0-             100,000            22,902
  Regulatory Affairs         1999   144,006          1,883         -0-            -0-                 -0-            21,022

--------------
1 The amounts reflected in this column include accruals under deferred compensation agreements between the Company and the named individuals as follows: Mr. Hughes, $100,000 in 2000 and $108,074 in 2001; and Mr. Lowber $65,000 in 1999, $67,925 in 2000 and $73,775 in 2001. See, within this section, "-Employment and Deferred Compensation Agreements."


2 The amounts reflected in this column also include matching contributions under the Stock Purchase Plan as follows: Mr. Duncan, $17,500, $12,948, $14,526, in 2001, 2000, and 1999, respectively; Mr. Hughes, $17,500, $12,689, and $15,000 in 2001, 2000, and 1999, respectively; Mr. Lowber, $15,000,
   $12,857, and $10,125 in 2001, 2000, and 1999 respectively; and Ms. Tindall, $17,500, $15,000, and $14,064, in 2001, 2000, and 1999, respectively. Amounts shown for Mr. Duncan include premiums of $90, $90, and $132 under a term life insurance policy paid in 2001, 2000, and 1999, respectively. Amounts shown for Mr. Behnke include premiums of $60, $216, and $81 under a term life insurance policy paid in 2001, 2000, and 1999, respectively. Amounts shown for Mr. Hughes include premiums of $1,452, $1,334, and $1,216, under life insurance policies paid in each of 2001, 2000, and 1999, respectively. Amounts for Mr. Lowber include premiums of $1,073, $899, and $931 under life insurance policies paid in each of 2001, 2000, and 1999, respectively. Amounts shown for Ms. Tindall include premiums of $60, $54, and $60 under a term life insurance policy paid in 2001, 2000, and 1999, respectively. Includes a waiver of accrued interest on January 1, 2002 on notes owed to the Company by Ms. Tindall and Mr. Lowber in the amounts of $7,869 and $12,039, respectively, and of interest on January 1, 2000 of $7,848 and $12,007, respectively. Includes $6,324 and $2,670 in 2000 for Messrs. Duncan and Hughes, respectively, for the personal use of the Company's leased aircraft. Includes $3,846 of unused vacation time sold back to the Company by Mr. Behnke during 2001. Includes $50,000 of deferred compensation paid to Ms. Tindall during 2001.

3  Options were granted to a company owned by Mr. Duncan.
--------------

                                                                 Proxy Statement

Option/SAR Grants

         The following table sets forth information on the individual grants of stock options (whether or not in tandem with stock appreciation rights ("SARs")), and freestanding SARs made during the Company's fiscal year ended December 31, 2001 to its Named Executive Officers. There were no tandem SARs or freestanding SARs associated with the Company during this period.

                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                           Potential Realizable
                                                                                         Value at Assumed Annual
                                                                                           Rates of Stock Price
                                                                                             Appreciation for
                                Individual Grants                                              Option Term
----------------------------------------------------------------------------------     -----------------------------
                          Number of       % of Total     Exercise
                          Securities     Options/SARs       or
                          Underlying      Granted to       Base
                          Option/SARs     Employees       Price(2)
                          Granted(1)    in Fiscal Year   ($/Share-    Expiration
Name                         (#)             (%)           holder        Date             5% ($)(3)       10%($)(3)
----                      -----------   -------------- -------------  ----------          ---------       ---------
Ronald A. Duncan           250,000          26.2            6.5         3/14/10            925,375        2,276,732

William C. Behnke            -0-           - - -          - - -          - - -              - - -           - - -

G. Wilson Hughes             -0-           - - -          - - -          - - -              - - -           - - -

John M. Lowber               -0-           - - -          - - -          - - -              - - -           - - -

Dana L. Tindall              -0-           - - -          - - -          - - -              - - -           - - -

--------------
1  Options in Class A common stock.

2 The exercise price of the options was equal to the market price of the Class A common stock at the time of grant.

3 The potential realizable dollar value of a grant is calculated as the product of (a) the difference between (i) the product of the per-share market price at the time of grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option or SAR) and (ii) the per-share exercise price of the option or SAR and (b) the number of securities underlying the grant at fiscal year end.
--------------

                                                                 Proxy Statement

Option Exercise and Fiscal Year-End Values

         The following table sets forth information concerning each exercise of stock options during the year ended December 31, 2001 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by each of the Named Executive Officers.

                                                 AGGREGATED OPTION/SAR EXERCISES
                                             IN LAST FISCAL YEAR AND FISCAL YEAR END
                                                        OPTION/SAR VALUES

                                                          Number of Securities
                                                         Underlying Unexercised              Value of Unexercised
                                                     Options/SARs at Fiscal Year-End       In-the-Money Options/SARs
                                                                 (#)                       at Fiscal Year-End ($)(1)
                                                     -------------------------------      ----------------------------
                        Shares
                       Acquired
                          on
                       Exercise       Value
Name                     (#)        Realized($)      Exercisable       Unexercisable      Exercisable    Unexercisable
----                  -----------   -----------      -----------       -------------      -----------    -------------
Ronald A. Duncan           -0-          - - -          205,554             44,446           417,275          90,225

William C. Behnke      100,000        602,500          142,091            113,334           397,743         213,401

G. Wilson Hughes           -0-          - - -          130,000            200,000           463,900         406,000

John M. Lowber         100,000        734,575          305,425            200,000         1,012,644         406,000

Dana L. Tindall        150,000        864,800          125,787             80,000           224,155         162,400

--------------
1 Represents the difference between the fair market value of the securities underlying the options/SAR and the exercise price of the options/SAR based upon the last trading price on December 31, 2001.
--------------

Employment and Deferred Compensation Agreements

         On April 30, 1991, the Company entered into a deferred compensation agreement with Mr. Hughes (as amended in 1996, "Hughes Agreement"). Under the terms of the Hughes Agreement, Mr. Hughes is entitled to an annual base salary of $150,000 and customary benefits. Pursuant to the agreement, Mr. Hughes was granted stock options in 1991 for 250,000 shares of Class A common stock at an exercise price of $1.75 per share, all of which are fully vested and exercisable. The Hughes Agreement also provides for Mr. Hughes to receive deferred compensation, with interest compounded annually at 10% of $50,000 in each of 1992, 1993, and 1994, $65,000 in 1995 and $75,000 in 1996, and each year thereafter, to vest on December


                                                                 Proxy Statement

31 of each year. Mr. Hughes did not receive a contribution during the year ended December 31, 1999. His deferred compensation account did receive a contribution of $100,000 in 2000 and again in 2001. Upon termination of his employment with the Company, Mr. Hughes may elect to have the full balance of the deferred compensation paid in cash, in a lump sum or in monthly installments for up to ten years. If the monthly installment method is chosen, the unpaid balance will continue to accrue interest at 10%.

         Interest accrued under the Hughes Agreement in the amount of $8,074 during the year ended December 31, 2001. No interest accrued during the years ended December 31, 1999 and 2000. In April 2000, at the request of Mr. Hughes, the Company purchased 10,000 shares of Class A common stock at $5.20 per share to fund the then remaining balance of the vested portion of his deferred compensation balance. Mr. Hughes' interest in these shares had vested as of the Record Date. The stock is held in treasury by the Company for the benefit of Mr. Hughes, is not voted and may not be disposed of by the Company or Mr. Hughes.

         The Company entered into an employment and deferred compensation agreement with Mr. Lowber in July 1992. Under the terms of the agreement, as amended in 2000, Mr. Lowber is entitled to an annual base salary of $175,000 effective April 1, 2000 and customary benefits. Mr. Lowber's salary was reduced to $135,000 effective December 1, 1998 and was reinstated to $150,000 effective January 1, 2000. In addition, Mr. Lowber is eligible to receive an annual cash bonus of up to $30,000 based upon the Company's and his performance. The agreement also provides for Mr. Lowber to receive deferred compensation of $65,000 per year with interest accrued at 9% per annum.

         If Mr. Lowber's employment or position with the Company is terminated, or if he dies, the entire deferred balance will be immediately payable. Through 1999, the deferred compensation was used to purchase a life insurance policy which has been collaterally assigned to the Company to the extent of premiums paid by the Company. The Company's deferred compensation contributions were made each July 1 through 1999 and were fully vested when made. At the earlier of termination of employment or upon election by Mr. Lowber and with the concurrence of the Company, the collateral assignment of the insurance policy will be terminated.

         In February 1995, the Company agreed to pay deferred compensation to Mr. Behnke in the amount of $20,000 per year for each of 1995 and 1996, each contribution by the Company to vest at the end of the calendar year during which the allocation was made, and accruing interest at 10% per annum. The first allocation under the plan was made in December 1995. No interest accrued during the years ended December 31, 1999 through 2001. Effective January 1, 1997, the Company and Mr. Behnke entered into a compensation agreement ("Behnke Agreement") which


                                                                 Proxy Statement
provided for compensation through December 31, 2001. The Behnke Agreement provided for base compensation of $150,000 per year, increasing $5,000 annually for the years ending December 31, 1999, 2000 and 2001. The Behnke Agreement provided for target incentive compensation of $45,000 per year of which 78% was to be deferred. Mr. Behnke's compensation was reduced to $135,000 effective December 1, 1998. Mr. Behnke's base compensation was increased to $175,000, and his incentive compensation reduced to $25,000, effective on November 1, 1999. Effective April 1, 2000 his base compensation was increased to $200,000.

         Pursuant to the Behnke Agreement, the Company agreed to grant Mr. Behnke an option to purchase 100,000 shares of Class A common stock at an exercise price of $7.00 per share, which vested in equal amounts on January 1, 2000, 2001 and 2002. Pursuant to the Behnke Agreement, the Company has created a deferred compensation account for Mr. Behnke in the amount of $285,000, of which $64,149 plus accrued interest of $6,314 was vested on December 31, 2001 and the rest of which is to vest as earned under the incentive compensation provision of the Behnke Agreement. Mr. Behnke may, and did, direct the Company to invest the entire $285,000 in the Company's common stock. In October 1997, at the request of Mr. Behnke, the Company purchased 23,786 shares of Class A common stock to fund a portion of his deferred compensation account. The vested portions of the deferred compensation account will be paid to Mr. Behnke upon termination of his employment with the Company. As of the Record Date, Mr. Behnke had a vested interest in 9,055 of those shares held for his benefit.


Non-Qualified, Unfunded Deferred Compensation Plan

         In February 1995, the Company established a non-qualified, unfunded, deferred compensation plan to provide a means by which certain employees of the Company may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. Employees eligible to participate in the plan are determined by the Board. The Company may, at its discretion, contribute matching deferrals in amounts selected by the Company.

         Participants immediately vest in all elective deferrals and all income and gain attributable to that participation. Matching contributions and all income and gain attributable to them vest on a case-by-case basis as determined by the Company. Participants may elect to be paid in either a single lump-sum payment or annual installments over a period not to exceed ten years. Vested balances are payable upon termination of employment, unforeseen emergencies, death or total disability and change of control or insolvency of the Company. Participants are general unsecured creditors of the Company with respect to deferred compensation benefits of the plan.


                                                                 Proxy Statement

         During the year ended December 31, 2001 and up through the Record Date, none of the Named Executive Officers had participated in this plan.

         Except as disclosed in this Proxy Statement, as of December 31, 2001 and the Record Date, there were no compensatory plans or arrangements, including payments to be received from the Company, with respect to the Named Executive Officers for the year ended December 31, 2001. This statement is limited to situations where such a plan or arrangement resulted in or will result from the resignation, retirement, or any other termination of a Named Executive Officer's employment with the Company or its subsidiaries or from a change of control of the Company or a change in that officer's responsibilities following a change in control and where the amount involved, including all periodic payments or installments, exceeded $100,000.


Long-Term Incentive Plan Awards

         The Company had no long-term incentive plan in operation during the year ended December 31, 2001.


Stock Purchase Plan

         In December 1986, the Company adopted a Qualified Employee Stock Purchase Plan which has been subsequently amended from time to time ("Stock Purchase Plan"). The plan is qualified under Section 401 of the Internal Revenue Code. All employees of the Company, who have completed at least one year of service, are eligible to participate in the plan. Eligible employees may elect to reduce their taxable compensation in any even dollar amount up to 10% of such compensation up to a maximum per employee of $11,000 for 2002. Employees may contribute up to an additional 10% of their compensation with after-tax dollars. Starting in calendar year 2002, participants over the age of fifty may make additional elective contributions to their accounts in the plan pursuant to a schedule set forth in the Internal Revenue Code.

         Subject to certain limitations, the Company may make matching contributions of common stock for the benefit of employees. Such a contribution will vest in increments over the first six years of employment. Thereafter, they are fully vested when made. No more than 10% of any one employee's compensation will be matched in any year. In addition, the combination of salary reductions, after-tax contributions and Company matching contributions for any employee cannot exceed the lesser of $30,000 or 25% of such employees' compensation (determined after salary reduction) for any year.

         Under the terms of the Stock Purchase Plan, participating eligible employees may direct their contributions to be invested in Company common stock, WorldCom


                                                                 Proxy Statement
common stock (through two of its tracking stocks), AT&T Corp. common stock, AT&T Wireless Services, Inc. common stock, and various identified mutual funds.

         Employee contributions invested in Company common stock are eligible to receive up to 100% Company matching contributions in common stock as determined by the Company each year. Employee contributions that are directed into investments other than Company common stock are eligible to receive Company matching contributions of up to 50%, as determined by the Company each year, for the purchase by or otherwise issuance to the Plan of additional shares of common stock of the Company. All contributions are invested in the name of the plan for the benefit of the respective participants in the plan. The participants do not have disposition power with respect to the Company shares allocated to their accounts. The shares are voted by the individual participants of the plan.

         The Stock Purchase Plan is administered through a plan administrator (currently Alfred J. Walker), and the plan's committee is appointed by the Board. The assets of the plan are invested from time to time by the trustee at the direction of the plan's committee, except that participants have the right to direct the investment of their contributions to the Stock Purchase Plan (although an election to invest in Company common stock is generally irrevocable). The plan administrator and members of the plan's committee are all employees of the Company or its subsidiaries. The plan's committee has broad administrative discretion under the terms of the plan.

         As of the Record Date, there remained 1,205,131 shares of Class A and 464,069 shares of Class B common stock allocated to the plan and available for issuance by the Company or otherwise acquisition by the plan for the benefit of participants in the plan.


Stock Option Plan

         In December 1986, the Company adopted the Stock Option Plan. The plan has been subsequently amended from time to time.

         Under the plan, the Company is authorized to grant non-qualified options to purchase shares of Class A common stock to key employees of the Company, a subsidiary of the Company, or a subsidiary of a subsidiary of the Company (including officers and directors who are employees) and non-employee directors of the Company or those subsidiaries. The number of shares of Class A common stock allocated to the Stock Option Plan was increased by 1.5 million shares to 8.7 million shares at the Company's 2000 annual meeting. The number of shares for which options may be granted is subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations and certain other changes in corporate structure or capitalization.


                                                                 Proxy Statement

         As of the Record Date, 5,262,743 shares were subject to outstanding options under the Stock Option Plan, 3,421,477 shares had been issued upon the exercise of options under the plan and 14,780 shares remained available for additional grants under the plan.

         As of the Record Date, the Stock Option Plan was administered by the Option Committee composed of six members of the Board. The members of that committee are identified elsewhere in this Proxy Statement. See, "Management of
Company: Board and Committee Meetings." The Option Committee was established by the Board in July 1997. Prior to that date, the entire Board administered the plan.

         The Option Committee selects optionees and determines the terms of each option, including the number of shares covered by each option, the exercise price and the option exercise period which, under the Stock Option Plan, may be up to ten years from the date of grant. Options granted that have not become exercisable terminate upon the termination of the employment or directorship of the optionholder. Exercisable options terminate from one month to one year after such termination, depending on the cause of such termination. If an option expires or terminates, the shares subject to such option become available for additional grants under the Stock Option Plan.


Report on Repricing of Options/SARs

         During the year ended December 31, 2001, the Company did not adjust or amend the exercise price of stock options or SARs previously awarded to any of the Named Executive Officers, whether through amendment, cancellation or replacement grants, or any other means.


Compensation Committee Interlocks and Insider Participation

         The Compensation Committee is composed of Messrs. Brett, Fisher and Lattanzio, and the relationships of them to the Company are described elsewhere in this Proxy Statement. See, "Management of Company: Directors and Executive Officers"; "Ownership of Company"; and "Certain Transactions." During the year ended December 31, 2001, Mr. Duncan (a Named Executive Officer) participated in deliberations of the Compensation Committee concerning executive officer compensation other than deliberations concerning his own compensation.


                                                                 Proxy Statement

Compensation Committee Report on Executive Compensation

         The duties of the Compensation Committee are as follows:

         - Prepare, on an annual basis for the review of and action by the Board, a statement of policies, goals, and plans for executive officer and Board member compensation, if any--

            - Statement is specifically to address expected performance and compensation of and the criteria on which compensation is based for the chief executive officer and such other executive officers of the Company as the Board may designate for this purpose

         - Monitor the effect of ongoing events on and the effectiveness of existing compensation policies, goals, and plans--

            - Events specifically include but are not limited to the status of the premise that all pay systems correlate with the compensation goals and policies of the Company

            -  Report from time to time, its findings to the Board

         - Monitor compensation-related publicity and public and private sector developments on executive compensation

         - Familiarize itself with, and monitor the tax, accounting, corporate, and securities law ramifications of, the compensation policies of the Company, including but not limited to--

            - Comprehending a senior executive officer's total compensation package

            - Comprehending the package's total cost to the Company and its total value to the recipient

            - Paying close attention to salary, bonuses, individual insurance and health benefits, perquisites, loans made or guaranteed by the Company, special benefits to specific executive officers, individual pensions, and other retirement benefits

         - Establish the overall cap on executive compensation and the measure of performance for executive officers, either by predetermined measurement or by a subjective evaluation


                                                                 Proxy Statement

         - Strive to make the compensation plans of the Company simple, fair, and structured so as to maximize shareholder value

         For the year ended December 31, 2001, the duties of the Compensation Committee in the area of executive compensation specifically included addressing the reasonableness of compensation paid to executive officers. In doing so, the committee took into account how compensation compared to compensation paid by competing companies as well as the Company's performance and available resources.

         The compensation policy of the Company as established by the Compensation Committee is that a portion of the annual compensation of senior executive officers relates to and is contingent upon the performance of the Company. In addition, executive officers participating in deferred compensation agreements established by the Company are, under those agreements, unsecured creditors of the Company.

         In April 2001, the Compensation Committee established compensation levels for 2001 for all senior corporate officers, including the Named Executive Officers. Also at that time the Compensation Committee established structured annual incentive bonus agreements with Mr. Duncan and with each of several of its senior and other executive officers, including Messrs. Behnke, Hughes and Lowber, and Ms. Tindall. The agreements included the premise that the Company's performance, or that of a division or subsidiary, as the case may be, for purposes of compensation would be measured by the Compensation Committee against goals established at that time and were reviewed and approved by the Board. The goals included targets for revenues and cash flow standards for the Company or the relevant division or subsidiary. Targeted objectives were set and measured from time to time by the Compensation Committee. Other business achievements of the Company obtained through the efforts of an executive officer were also taken into consideration in the evaluation of performance. Performances were evaluated and bonuses were issued as described elsewhere in this section. See, within this section, "-- Executive Compensation."

         During the year ended December 31, 2001 the Compensation Committee monitored and provided direction for the Stock Purchase Plan and Stock Option Plan. In addition, the Compensation Committee reviewed compensation levels of members of management, evaluated the performance of management, and considered management succession and related matters. The Compensation Committee reviewed in detail all aspects of compensation for the Named Executive Officers and other executive officers of the Company and its subsidiaries.

         The practice of the Compensation Committee in future years will likely be to continue to review directly the compensation and performance of Mr. Duncan as chief executive officer and to review recommendations by Mr. Duncan for the compensation of other senior executive officers.


                                                                 Proxy Statement

Audit Committee Report

         The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2001. In addition, the committee has discussed with KPMG LLP, the Company's independent auditors for that year, the matters required to be discussed by Statement of Accounting Standard 61. Those matters consisted of the auditors discussing with the committee the auditors' judgment about the quality, not just acceptability, of the Company's financial reporting.

         The committee has received a letter dated January 30, 2002 from KPMG LLP, as required by Independence Standards Board Standard No. 1, and discussed with those auditors their independence from the Company. The letter addressed all relationships with the Company that could affect the auditors' independence and stated that for the period from January 1, 2001 through January 30, 2002 KPMG LLP considered itself as independent accountants with respect to the Company. The Audit Committee has concluded that the services provided by KPMG LLP, other than for the audit of the Company's annual financial statement for the year ended December 31, 2001 and reviews of financial statements included in the Company's Forms 10-Q for that year, are compatible with maintaining KPMG LLP's independence regarding the Company.

         Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements for the year ended December 31, 2001 should be included in the Company's Annual Report on Form 10-K.

         All of the members of the Audit Committee are independent directors as defined under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. That is, each member of the committee is an individual who is not an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out responsibilities of a director.

         The foregoing report of the Audit Committee was approved, as of the Record Date, by all members of the committee, identified as follows: Messrs. Schneider (Chair), Fisher and Page.

         In May 2000, the Board adopted an Audit Committee Charter which sets forth parameters for the operation of the Audit Committee. These parameters include the role of the Audit Committee, and its membership prerequisites, operating principles, meeting frequency requirements, shareholder report requirements, relationship with external auditors, primary responsibilities, and other matters relating to it. A copy of the Audit Committee Charter was included with management's proxy statement for the


                                                                 Proxy Statement

2001 annual meeting. As of the Record Date, the charter remained the same as that included with the proxy statement for that 2001 annual meeting.


Performance Graph

         The following graph includes a line graph comparing the yearly percentage change in the Company's cumulative total shareholder return on its Class A common stock during the five-year period from December 31, 1996 through December 31, 2001. This return is measured by dividing (1) the sum of (a) the cumulative amount of dividends for the measurement period (assuming dividend reinvestment, if any) and (b) the difference between the Company's share price at the end and the beginning of the measurement period, by (2) the share price at the beginning of that measurement period. This line graph is compared in the following graph with two other line graphs during that five-year period, i.e., a market index and a peer index.

         The market index is the Center for Research in Securities Price Index for the Nasdaq Stock Market for United States companies. It presents cumulative total returns for a broad based equity market assuming reinvestment of dividends and is based upon companies whose equity securities are traded on the Nasdaq Stock Market. The peer index is the Center for Research in Securities Price Index for Nasdaq Telecommunications Stock. It presents cumulative total returns for the equity market in the telecommunications industry segment assuming reinvestment of dividends and is based upon companies whose equity securities are traded on the Nasdaq Stock Market. The line graphs represent monthly index levels derived from compounding daily returns.

         In constructing each of the line graphs in the following graph, the closing price at the beginning point of the five-year measurement period has been converted into a fixed investment, stated in dollars, in the Company's Class A common stock (or in the stock represented by a given index, in the cases of the two comparison indexes), with cumulative returns for each subsequent fiscal year measured as a change from that investment. Data for each succeeding fiscal year during the five-year measurement period are plotted with points showing the cumulative total return as of that point. The value of a shareholder's investment as of each point plotted on a given line graph is the number of shares held at that point multiplied by the then prevailing share price.

         The Company's Class B common stock is traded over-the-counter on a more limited basis. Therefore, comparisons similar to those previously described for the Class A common stock are not directly available. However, the performance of Class B common stock may be analogized to that of the Class A common stock in that the Class B common stock is readily convertible into Class A common stock by request to the Company.


                                                                 Proxy Statement

                    Comparison of Five-Year Cumulative Return
                Performance Graph for General Communication, Inc.














             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS PERFORMANCE GRAPH FOR GENERAL
                         COMMUNICATION, INC., NASDAQ STOCK MARKET INDEX FOR
                UNITED STATES COMPANIES, AND NASDAQ TELECOMMUNICATIONS STOCK (1,2,3,4)

                                                          Nasdaq Stock Market                   Nasdaq
     Measurement Period                                      Index for U.S.               Telecommunications
   (Fiscal Year Covered)            Company ($)              Companies ($)                    Stock ($)
   ---------------------            -----------              -------------                    ---------
        FYE 12/31/96                   100.0                     100.0                          100.0

        FYE 12/31/97                    81.5                     122.5                          146.0

        FYE 12/31/98                    50.0                     172.7                          241.6

        FYE 12/31/99                    53.8                     320.9                          431.0

        FYE 12/31/00                    86.2                     193.0                          183.6

        FYE 12/31/01                   105.0                     153.2                          122.9

--------------
1 The lines represent monthly index levels derived from compounded daily returns that include all dividends.

2 The indexes are reweighted daily, using the market capitalization on the previous trading day.

3 If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

4  The index level for all series was set to $100.00 on 12/31/96.
--------------

                                                                 Proxy Statement

Legal Proceedings

         The Board is unaware of any legal proceedings which may have occurred during the past five years in which any director or executive officer of the Company was a party adverse to the Company or any legal proceeding which would be material to an evaluation of the ability or integrity of any director or executive officer of the Company.


Section 16(a) Beneficial Ownership Reporting Compliance

         During the year ended December 31, 2001, there was a failure to file Form 4 (Change in Beneficial Ownership Report) on a timely basis with the SEC as required under Section 16(a) of the Exchange Act. That is, the Company filed a Form 4 on behalf of Mr. A.J. Walker, the Chief Accounting Officer for the Company, on January 10, 2002 which should have been filed on or before November 10, 2001.


                              CERTAIN TRANSACTIONS

Series B Agreement

         On April 30, 1999, the Company issued and sold the Series B preferred stock for $20 million, i.e., a total of 20,000 convertible, redeemable, accreting shares of its preferred stock to Prime VIII, L.P., a Delaware partnership and to Toronto Dominion. Prior to that issuance, the Board, by resolution, approved the Statement of Stock Designation for the issuance of Series B preferred stock and a Series B preferred stock agreement in anticipation of the issuance and sale of the stock (that designation and agreement are referred to collectively as, "Series B Agreement").

         In November 2001, Prime VIII, L.P. exercised its rights under the Series B Agreement to convert all of its 5,000 shares of Series B preferred stock to Company Class A common stock and sold all of that stock. As of the Record Date, Toronto Dominion continued to be the sole remaining holder of Series C preferred stock. In April 2002 the Company and Toronto Dominion agreed to several amendments to, or waiver of rights in, the Series B Agreement. These changes are noted in the following description of the Series B Agreement ("Amended Series B Agreement"). The Amended Series B Agreement expressly provides that, except for the amendments set forth in that amendment, the Series B Agreement remains unchanged and in full force and effect.

         The Series B Agreement includes specific rights of holders of the Series B preferred stock, including dividend rights, liquidation rights, redemption rights, voting rights, and conversion rights. It also sets forth the terms of the sale of the stock and


                                                                 Proxy Statement
representations and warranties of the parties, and includes other rights of the holders of the stock, including registration rights granted to the investors.

         The Series B Agreement provides that the shares of Series B preferred stock must be ranked senior to all other classes of equity securities of the Company. Under that agreement, the holders of the Series B preferred stock will receive dividends through the fourth anniversary of issuance of the stock, i.e., April 30, 2003, at the rate of 8.5% of a liquidation preference payable semiannually, in cash, or in additional fully-paid shares of Series B preferred stock. After that fourth anniversary, the interest rate increases to 17% per annum payable in cash. In the Amended Series B Agreement, the dividends are established at a rate of 8.5% per annum after that fourth anniversary until paid and Toronto Dominion waived its right to any dividends which could accumulate or accrue in excess of the 8.5% rate under the terms of the Series B Agreement. The Series B Agreement also includes that, should the Company be permitted to issue equity redeemable at the option of the holder, the parties to the agreement would agree to enter into appropriate amendments to the offering to permit the holders to demand redemption at any time after the fourth anniversary of the issuance of the Series B preferred stock and to remove the provision increasing the dividend rate on that stock to 17% per annum after that fourth anniversary. The liquidation preference specified in the Series B Agreement is $1,000 per share, plus accrued but unpaid dividends and fees. In 2000, the Alaska legislature enacted revisions to the Alaska Corporations Code to allow an Alaska corporation, e.g., the Company, to issue such redeemable equity. As of the Record Date, the Series B Agreement had not been amended to include these redemption provisions.

         The Series B Agreement provides for mandatory redemption twelve years from the date of closing on the sale of stock or upon the occurrence of certain "triggering events." These events include an acceleration of certain obligations of the Company or its subsidiaries having an outstanding balance in excess of $5 million, a change in control of the Company, commencement of bankruptcy or insolvency proceedings against the Company, a breach of the limitations on certain Company long term debt set forth in the offering, a liquidation or dissolution of the Company, or a merger, consolidation or sale of all or substantially all of the assets of the Company which would significantly and adversely affect the rights and preferences of the outstanding Series B preferred stock. The terms also include redemption of those shares at the option of the Company any time after the fourth anniversary of the closing. The redemption price is the amount paid plus accrued and unpaid dividends. In the Amended Series B Agreement, the parties agreed the Company was not obligated to redeem, and Toronto Dominion waived its right to require redemption of, the outstanding shares of Series B preferred stock under those conditions. The Amended Series B Agreement further provided that the Company was not obligated to provide notice to the holders of Series B preferred stock upon the occurrence of a triggering event which results from a change of control caused by any change in ownership of the Company resulting in WorldCom owning voting stock of the Company with less than 18% but at least 15% of the total combined voting power of the Company.


                                                                 Proxy Statement

         The Series B Agreement provides that the Series B preferred stock is convertible at any time into shares of Company Class A common stock with a conversion price of $5.55 per share. The agreement further provides for mandatory conversion, in the discretion of the Company, at any time subsequent to the third anniversary of the closing, assuming the stock is trading at no less than two times the conversion price. In the Amended Series B Agreement, the Company has agreed not to require the conversion of all outstanding Series B preferred stock into shares of Class A common stock until the date which is on or after the earlier of (i) January 31, 2003 and (ii) the later of October 31, 2002 and the date which is six months after the shares of Class A common stock have traded on the Nasdaq national market system with a closing price equal to or greater than two times the conversion price for a period of 30 consecutive trading days. The terms include, in the event the Company is unable or unwilling to redeem the Series B preferred stock subject to the terms of the mandatory redemption, the investors will have the option to convert their Series B preferred stock into Company Class A common stock. The terms further include that the shares of Series B preferred stock are exchangeable, in whole but not in part, at the Company's option into subordinated debt with terms and conditions comparable to those governing the Series B preferred stock.

         The Series B Agreement provides that the holders of the Series B preferred stock will have the right to vote on all matters presented for vote to the holders of common stock on an as-converted basis. Additionally, the agreement requires, as long as shares of Series B preferred stock are outstanding and unconverted, that the holders have the right to vote, as a class, and the Company must obtain the written consent of holders of a majority (at least 80% for the first three items) of that stock to take any of the following actions:

         - Amend the Articles or amend or repeal the Bylaws in a way which significantly and adversely affects the rights or preferences of holders of the outstanding Series B preferred stock

         - Issue additional shares of Company preferred stock except as may be required under the terms and conditions of the issuance of the Series B preferred stock

         - Merge or consolidate the Company with another entity or sell all or substantially all of its assets, in any case where the terms of that action would significantly and adversely affect the rights, privileges, and preferences of the Series B preferred stock

         -  Liquidate or dissolve the Company

         - Declare or pay any dividends on capital stock of the Company, other than to the holders of the Series B preferred stock, or set aside any sum for any such purpose


                                                                 Proxy Statement

         - Purchase, redeem or otherwise acquire for value, or pay into or set aside as a sinking fund for such purpose, any capital stock of the Company, other than the Series B preferred stock, or any warrant, option or right to purchase any such capital stock, other than that Series B preferred stock

         - Take any action which would result in taxation of the holders of the Series B preferred stock under Section 305 of the Internal Revenue Code

         Of these seven specific actions, the Alaska Corporations Code, generally, requires shareholder approval of actions one (article amendment), three (merger and other reorganization), and four (dissolution). The Alaska Corporations Code requires an affirmation vote by at least a simple majority of the outstanding shares to approve an amendment to corporate articles. The code further provides that holders of outstanding shares of a class may vote as a class on such proposed amendment where the amendment addresses certain specific changes, including changes to the designations, preferences, limitations or relative rights of the shares of the class or changes which increase the rights and preference of a class having rights and preferences prior or superior to the shares of the class. In this instance at least a simple majority of the outstanding shares, by class, would be required to approve the article amendment.

         The Alaska Corporations Code further requires an affirmative vote by at least two-thirds of the outstanding shares per class (and by at least two-thirds of the outstanding shares per class, if a class of shares is entitled to vote) to approve a merger, consolidation, sale of assets not in the regular course of business, or dissolution of a corporation. The code allows a corporation to specify in its articles of incorporation that its board shall have the exclusive right to adopt, alter, amend or repeal its bylaws. The Articles provide that the Board has that exclusive right with respect to the Bylaws. The other four specific actions, i.e., two (issuance of additional shares), five (declaration of dividends), six (purchase of capital stock), and seven (action adverse to taxation position regarding the Series B preferred stock), typically do not require shareholder approval. That is, under the present Articles, these four actions, normally, are matters upon which the Board has authority to act.

         At the 2000 annual meeting, the shareholders of the Company approved an amendment to the Articles, allowing the Company to enter into agreements for the sale of preferred stock with no restriction on voting rights by class. These amendments to the Articles were subsequently filed with the State of Alaska and became effective July 31, 2000. With this change, the Company could call in and reissue the Series B preferred stock to eliminate from the triggering events a reorganization of the Company. As of the Record Date, the Company had not yet negotiated such terms with the present holders of Series B preferred stock.

         The holders of Series B preferred stock have other rights with respect to membership on the Board or observing status at Board meetings as described


                                                                 Proxy Statement
elsewhere in this Proxy Statement. See, "Management of Company: Rights of Holders of Series B Preferred Stock in Nomination To or Observer Status Regarding the Board."

         The Series B Agreement provides that the holders of the Series B preferred stock will have a right of first refusal to acquire up to a total of $5 million in the next private financing that the Company might choose to initiate.

         The Series B preferred stock is convertible at any time into Class A common stock of the Company with registration rights. See "Certain Transactions:
Registration Rights Agreements."

WorldCom Agreements

         As of the Record Date, the Company continued to have a significant business relationship with WorldCom, including the following:

         - Under the WorldCom Traffic Carriage Agreement, the Company agreed to terminate all Alaska-bound WorldCom long distance traffic, to handle its toll-free 800 traffic originating in Alaska and terminating in the lower 49 states, its calling card customers when they are in Alaska, and its Alaska toll-free 800 traffic, and to provide data circuits to WorldCom as required

         - Under a separate Company Traffic Carriage Agreement, WorldCom agreed to terminate all of the Company's long-distance traffic terminating in the lower 49 states, excluding Washington, Oregon and Hawaii, to originate calls for the Company's calling card customers when they are in the lower 49 states, to provide toll-free 800 service for the Company's customer requirements outside of Alaska, and to provide certain internet access services

         - In June, 2001 the Company acquired WorldCom's 85% interest in Kanas Telecom, Inc. (see below), a company that owns and operates an 800-mile fiber optic cable system constructed along the trans-Alaska oil pipeline corridor extending from Prudhoe Bay to Valdez, Alaska, and in exchange for that interest the Company issued 10,000 shares of its Series C preferred stock to WorldCom (directly or to its subsidiaries)

         - Two officers or employees of WorldCom (Messrs. Beaumont and Mooney) serve as directors of the Company. See, "Management of Company:
            Directors and Executive Officers" and "Ownership of Company: Change of Control - Voting Agreement."

         - In June 2000 the Company granted stock options to certain of its directors or the company for which each may have been employed (options to


                                                                 Proxy Statement

            Messrs. Beaumont and Mooney were made to WorldCom Ventures, Inc., a wholly-owned indirect subsidiary of WorldCom). See, "Management of
            Company: Director Compensation."

         - The Company is a party to registration rights agreements with Network Services and WorldCom regarding Company Class A and Class B common stock and Series C preferred stock. See, "Certain
            Transactions: Registration Rights Agreements."

         The stock issued by the Company in the Kanas Telecom transaction is convertible, redeemable accreting Series C preferred stock valued at $10 million. The Series C preferred stock is convertible at $12 per share into Company Class A common stock, is non-voting and pays a 6% per annum quarterly cash dividend. Each share of the Series C preferred stock is convertible into a number of shares of Class A common stock equal to the liquidation preference divided by the conversion price. The Company may redeem the Series C preferred stock at any time in whole but not in part. Redemption is required at any time after the fourth anniversary date at the option of holders of 80% of the outstanding shares of the Series C preferred stock. The redemption price is $1,000 per share plus the amount of all accrued and unpaid dividends, whether earned or declared, through the redemption date. In the event of a liquidation of the Company, the holders of Series C preferred stock are entitled to be paid an amount equal to the redemption price before any distribution or payment is made upon the Company's common stock or shares of preferred stock issued subsequent to the issuance of the Series C preferred stock which by the terms of its issuance is junior to the Series C preferred stock. The Company's Series B preferred stock is senior to the Series C preferred stock. As of the Record Date, the redemption amount for the Series C preferred stock was $1,001.78.

         Revenues attributed to the WorldCom Traffic Carriage Agreement in 2001 were approximately $58.2 million, or approximately 16.3% of total revenues. Payments by the Company to WorldCom under the Company Traffic Carriage Agreement in 2001 were approximately $7.3 million, or approximately 5.2% of total cost of sales and services. The WorldCom Traffic Carriage Agreement was amended in March 2001 to extend its term by five years to March 2006 and to reduce the rate that the Company charges for certain WorldCom traffic over the extended term of the contract.

Duncan Leases

         The Company entered into a long-term capital lease agreement ("Duncan Lease") in 1991 with a partnership in which Mr. Duncan, the President and Chief Executive Officer and a director of the Company, held a 50% ownership interest. Mr. Duncan sold his interest in the partnership in 1992 to Dani Bowman, who later became Mr. Duncan's spouse. However, Mr. Duncan remains a guarantor on the note which was used to finance the acquisition of the property subject to the Duncan Lease. That


                                                                 Proxy Statement
property consists of a building presently occupied by the Company. The original Duncan Lease term was 15 years with monthly payments of $14,400, increasing in $800 increments at each two-year anniversary of the lease, beginning in 1993.

         As of the Record Date, the monthly payments were $18,400 plus $1,600 as described below. The Duncan Lease provided that if the property was not sold prior to the end of the tenth year of the lease, the partnership would pay to the Company the greater of one-half of the appreciated value of the property over $1,035,000, or $500,000. The Company received payment of $500,000 in the form of a note in February 2002. The property subject to the Duncan Lease was capitalized in 1991 at the partnership's cost of $900,000, and the Duncan Lease obligation was recorded in the consolidated financial statements of the Company. See, "Annual Report."

         On September 11, 1997, the Company purchased for $150,000, a parcel of property adjoining the property subject to the Duncan Lease. The parcel was purchased to provide space for additional parking facilities for the Company's use of the adjoining property under the Duncan Lease. A portion of the parcel, valued at $87,900, was simultaneously deeded to Dani Bowman in order to accommodate the platting requirements of the Municipality of Anchorage necessary to allow use of the parcel for parking facilities. In June 1999, the Company agreed, in exchange for a payment of $135,000, to extend the lease term for an additional five-year term expiring September 30, 2011 at a rental rate of $20,000 per month and to incorporate the adjoining property into the lease agreement. The lease was further amended in February 2002 to provide for additional monthly rents of $1,600 per month beginning on October 1, 2001 and through the end of the lease term.

         In January 2001 the Company entered into an aircraft operating lease agreement with a company owned by Mr. Duncan. The lease agreement is month-to-month, may be terminated at any time upon 120 days written notice and provides for a monthly lease rate of $40,000. Upon executing the lease agreement, the lessor was granted an option to purchase 250,000 shares of Company Class A common stock at $6.50 per share. At January 22, 2001, a portion of the option became exercisable for 83,333 shares. The remaining portion of the option for 166,667 shares became exercisable at a rate of approximately 11,000 shares per month, beginning February 22, 2001. The Company paid a deposit of $1.5 million to the lessor in connection with the lease agreement. The deposit will be repaid to the Company upon the earlier of 36 months from the initial date of the lease agreement, 6 months after the lease terminates, or 9 months after the date of a termination notice as provided in the lease agreement. Effective in January 2002 the lease payment was increased to $50,000 per month and the lessor agreed to repay the deposit upon termination of the lease. The Company agreed to allow the lessor, at its option, to repay the deposit with Company common stock, assuming such repayment did not violate any covenants in the Company's preferred stock agreements or credit facilities.


                                                                 Proxy Statement

Hughes and Behnke Stock Sales

         The Company has purchased shares of Class A common stock from Mr. Hughes for the purpose of funding his deferred compensation account under the Hughes Agreement. Similarly, the Company has purchased shares of Class A common stock from Mr. Behnke for the purpose of funding his deferred compensation account under the Behnke Agreement. These transactions are described further elsewhere in this Proxy Statement. See, "Management of Company: Executive Compensation" and "-- Employment and Deferred Compensation Agreements."

Indebtedness of Management

         A significant portion of the compensation paid to executive officers of the Company is in the form of stock options. Because insider sales of capital stock of the Company upon exercise of such options may have a negative impact on the price of the Company's common stock, the Board has encouraged executive officers of the Company not to exercise stock options and sell the underlying stock to meet personal financial requirements. The Company has instead extended loans to such executive officers secured by their shares or options. As of the Record Date, total indebtedness of management was $9,845,005 (including accrued interest of $797,277), $1,100,981 in principal amount of which was secured by shares or options, $519,058 of which was otherwise secured by collateral of the borrowers, and $7,427,689 of which was unsecured.

         The largest aggregate principal amount of indebtedness owed since January 1, 2001 through the Record Date, and the amount of principal and accrued interest that remained outstanding as of the Record Date were as follows.


                                                                 Proxy Statement

                                        Largest
                                       Aggregate           Principal Amount       Interest Amount
                                    Principal Amount       Outstanding as of     Outstanding as of
           Name                      Outstanding ($)        Record Date ($)       Record Date ($)
           ----                    -----------------       ---------------       -----------------
           Ronald A. Duncan             4,922,500             4,922,500               323,851

           G. Wilson Hughes             1,630,106             1,486,763                26,582

           William C. Behnke              933,426               933,426               107,156

           Richard P. Dowling           1,250,981             1,250,981               292,674

           John M. Lowber                 369,058               369,058                45,441

           Dana L. Tindall                120,000                85,000                 1,573

         Mr. Duncan's loans were made for his personal use and to exercise rights under stock option agreements. They consist of the following as of the Record Date ("Outstanding Duncan Loans"):

      Principal Amount ($)          Loan Date
      --------------------          ---------
           150,000                December 1996

            50,000                 January 1997

           150,000                December 1997

           600,000                 October 1998

           162,000                November 1999

         3,810,000                February 2002

         These loans accrue interest at the prime rate as published in the Wall Street Journal, are unsecured, and become due in the amount of $500,000 on December 31, 2002, $750,000 on each of December 31, 2003 through 2007, with any remaining balance due on February 2007, together with accrued interest. The amounts due may be paid in either cash or stock. Payments in stock will be valued at the closing price of the stock on the date of payment. Payments in stock are subject to the covenants in the Company's preferred stock agreements and credit facilities.

         In addition to the previously described indebtedness of Mr. Duncan, during 2000 and 2001 the Company made payments to others on behalf of Mr. Duncan in the amount of $24,497 and $348,605, respectively. The amount of these payments by the Company during 2001 and through the Record Date came to $350,033. The payments bear no interest, and the Company expects to be reimbursed by Mr. Duncan for them. $55,512 remained outstanding as of the Record Date. As of the Record Date, Mr. Duncan owed the Company approximately $27,000 in out-of-pocket costs relating to use of the aircraft leased by the Company.


                                                                 Proxy Statement

         Mr. Hughes' loans were made for his personal use and to exercise rights under stock option agreements. They consist of the following as of the Record
Date:

      Principal Amount ($)          Loan Date
      --------------------          ---------
           632,500                December 1999

            80,000                 October 2001

           774,263                 January 2002

         These loans accrue interest at the Company's variable rate under the Company's senior credit facility, are unsecured, and become due together with accrued interest through December 3, 2005.

         The Company loaned $45,000 and $25,000 to Mr. Hughes in December 1995 and August 1996, respectively, for his personal requirements. The loans were repaid in June 2001. The principal under the promissory notes bore interest at the Company's variable rate under its senior credit facility and was unsecured. In December 1999, the Company loaned Mr. Hughes an additional $882,500 to exercise rights under a stock option agreement. Mr. Hughes repaid $250,000 of this principal amount in June 2001, leaving a remaining balance due at the Record Date of $632,500. In July 2000, the Company loaned Mr. Hughes an additional $677,606 to exercise rights under a stock option agreement. The loan was repaid in June 2001. The loan was unsecured and bore interest at the Company's variable rate under its senior credit facility.

         In addition to the previously described indebtedness of Mr. Hughes, during 2000 and 2001 the Company made payments to others on behalf of Mr. Hughes in the amount of $6,324 and $1,155. The amount of these payments by the Company during 2001 and through the Record Date came to $2,641. The payments bear no interest, and the Company expects to be reimbursed by Mr. Hughes for them. $310 remained outstanding as of the Record Date.

         Amounts owed by Mr. Behnke as of the Record Date, all of which are unsecured, included the following:

      Principal Amount ($)          Loan Date
      --------------------          ---------
             9,002                   April 1993

            50,000               September 1995

            50,000                 January 1997

            50,000                    June 1999

            50,000               September 1999

           250,000                November 1999


                                                                 Proxy Statement

         The April 1993 amount is the remaining balance of a $48,000 loan borrowed for Mr. Behnke's personal requirements, which amount bears interest at 9% per annum. The remaining loans due from Mr. Behnke described above bear interest at the Company's variable rate under the Company's senior credit facility. The notes are due, together with accrued interest, on November 1, 2004.

         Should the Company elect to terminate Mr. Behnke's employment, other than for cause, prior to November 1, 2004, the Company will forgive any remaining balance of principal and interest associated with the September and November 1999 borrowings.

         Mr. Behnke borrowed an additional $474,424 in December 2001 to pay the exercise cost and income taxes due upon exercise of rights under an expiring stock option agreement. The loan is unsecured, bears interest at the Company's variable rate under its senior credit facility, and is due on November 1, 2004.

         Of the amount owed by Mr. Dowling at the Record Date, $850,981 in principal amount is secured by 160,297 shares of Class A common stock and 74,028 shares of Class B common stock, and consists of the following:

      Principal Amount ($)            Loan Date
      --------------------            ---------
           224,359                  August 1994(1)

            86,000                   April 1995(1)

            20,000                    June 1997(2)

             5,500                    June 1998(2)

           515,122                 January 2000(1)

--------------
1 Borrowed to exercise rights under stock option agreements and pay the resulting income taxes.

2  Borrowed for personal requirements.
--------------

         On May 17, 2000, the Company advanced an additional $150,000 to Mr. Dowling for his personal requirements. The loan was secured by a second deed of trust on real property. Mr. Dowling borrowed an additional $250,000 in January 2002 for his personal requirements. The loan is secured by the Class A and Class B shares referenced above.

         Mr. Dowling's loans are payable in full through August 26, 2004 and bear interest at the Company's variable rate under its senior credit facility.


                                                                 Proxy Statement

         The amount due from Mr. Lowber at the Record Date consists of the following:

      Principal Amount ($)            Loan Date
      --------------------            ---------
           185,000                   April 1997(1)

            46,819                    July 1998(2)

            33,935               September 1998(2)

           103,303                February 1999(2)

--------------
1 Borrowed to purchase real property. The promissory note is secured by the cash surrender value of a life insurance policy, bears interest at 6.49% and will be due and payable, together with accrued interest, in three equal annual installments beginning June 30, 2002. So long as Mr. Lowber remains in the employ of the Company, the accrued interest will be waived at the beginning of each year. Interest forgiven for the two year period ended December 31, 2001 totaled $24,046.

2 Loan proceeds were used to exercise rights under a stock option agreement and pay the resulting income taxes. These notes are secured by the cash surrender value of a life insurance policy, bear interest at the Company's variable rate under its senior credit facility, and are due on June 30, 2003.
--------------

         The Company loaned Ms. Tindall $70,000 in January 1996 and an additional $50,000 in May 1998, both for her personal requirements, which amounts accrued interest at the rate of 6.54% per annum and were secured by options to purchase 150,000 shares of Class A common stock. The notes were repaid in February 2001. So long as Ms. Tindall remains in the employ of the Company, the accrued interest payment will be waived at the beginning of each year. Interest forgiven for the year ended December 31, 2001 was $7,870. Remaining accrued interest totaling $1,419 was forgiven on January 1, 2002.

         The Company loaned Ms. Tindall $85,000 in September 2001 for her personal requirements. The loan is unsecured, bears interest at the Company's variable rate under its senior credit facility, and is due on December 31, 2003.

Registration Rights Agreements

         The Company is a party to registration rights agreements ("Registration Rights Agreements") with the following:

         - WorldCom (including subsidiaries) regarding all shares of its Company Class A and Class B common stock and Series C preferred stock

         - Toronto Dominion regarding all of its Company Series B preferred stock

         Both of these persons are significant shareholders of the indicated classes or series of Company stock. For example, Toronto Dominion is the holder of all 16,995 shares outstanding of the Series B preferred stock. For holdings of other classes and


                                                                 Proxy Statement
series see, "Ownership of Company - Principal Shareholders." As of the Record Date, none of these persons or their affiliates, other than those identified elsewhere in this Proxy Statement, were directors, officers, nominees for election as directors, or members of the immediate family of such directors, officers, or nominees of the Company.

         The terms of the Registration Rights Agreements vary, although they generally share several common terms. The basic terms are as follows.

         If the Company proposes to register any of its securities under the Securities Act of 1933, as amended ("Securities Act") for its own account or for the account of other shareholders, the Company must notify all of the holders under the Registration Rights Agreements of the Company's intent to register such common stock. In addition, the Company must allow the holders an opportunity to include their shares ("Registerable Shares") in that registration.

         Each holder also has the right, under certain circumstances, to require the Company to register all or any portion of such holder's Registerable Shares under the Securities Act. The Registration Rights Agreements are subject to certain limitations and restrictions, including, in cases other than the Series B preferred stock, the right of the Company to limit the number of Registerable Shares included in the registration. Generally, the Company is required to pay all registration expenses in connection with each registration of Registerable Shares pursuant to the Registration Rights Agreements.

         The Registration Rights Agreement between the Company and WorldCom, dated June 30, 2001, specifically requires the Company to effect no more than four demand registrations at the request of WorldCom and an unlimited number of opportunities to include its Registerable Shares in other Company security registrations. However, each registration request by WorldCom must include Registerable Shares having an aggregate market value equal to or more than $1.5 million.

         The Registration Rights Agreement between the Company and Toronto Dominion regarding the Series B preferred stock pertains to Class A common stock which is issued by the Company upon the holder's exercise of rights to convert the preferred stock to Class A common stock. The agreement specifically requires the Company to effect no more than two registrations at the request of holders of at least 15% of the registerable securities.


                                                                 Proxy Statement

                              OWNERSHIP OF COMPANY

Principal Shareholders

         The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of Company Class A common stock and Class B common stock and Company Series B preferred stock (Series C preferred stock is not included in the table in that it did not as of the Record Date have voting rights exercisable at the Annual Meeting) by each of the following:

         - Each person known by the Company to own beneficially 5% or more of the outstanding shares of Class A common stock or Class B common stock, or Series B preferred stock

         -  Each director of the Company

         -  Each of the Named Executive Officers

         - All current executive officers and directors of the Company as a group

All information with respect to beneficial ownership has been furnished to the Company by the respective shareholders of the Company.

                                               Amount and
                                               Nature of                                                         % Combined
                                               Beneficial                              % of Total Shares           Voting
Name and Address of              Title of     Ownership(2)                                Outstanding               Power
Beneficial Owner(1)              Class(2)         (#)            % of Class(2)         (Class A & B)(2)        (Class A & B)(2)
-------------------             ---------   ---------------     ----------------      -------------------     ----------------
                                                                                           I        II            I        II
                                                                                          ---      ----          ---      ----
William C. Behnke                Class A       262,196(3)                *                  *         *            *         *
                                 Class B         - - -               - - -
                                 Series B        - - -               - - -


Ronald R. Beaumont               Class A         - - -               - - -              - - -     - - -        - - -     - - -
                                 Class B         - - -               - - -
                                 Series B        - - -               - - -


Stephen M. Brett                 Class A        25,000(4)                *                  *         *            *         *
                                 Class B         - - -               - - -
                                 Series B        - - -               - - -


Ronald A. Duncan                 Class A     1,584,180(5)              3.1                3.7       3.5          6.9       6.6
                                 Class B       460,021(5)             11.9
                                 Series B        - - -               - - -

                                                                 Proxy Statement

                                               Amount and
                                               Nature of                                                         % Combined
                                               Beneficial                              % of Total Shares           Voting
Name and Address of              Title of     Ownership(2)                                Outstanding               Power
Beneficial Owner(1)              Class(2)         (#)            % of Class(2)         (Class A & B)(2)        (Class A & B)(2)
-------------------             ---------   ---------------     ----------------      -------------------     ----------------
                                                                                           I        II            I        II
                                                                                          ---      ----          ---      ----
Donne F. Fisher                  Class A       362,335(4,6)              *                1.5       1.4          5.3       5.1
                                 Class B       437,688(4,6)           11.3
                                 Series B        - - -               - - -


William P. Glasgow               Class A        85,914(7)                *                  *         *            *         *
                                 Class B         - - -               - - -
                                 Series B        - - -               - - -


G. Wilson Hughes                 Class A       617,060(8)              1.2                1.1       1.1            *         *
                                 Class B         2,765(8)                *
                                 Series B        - - -               - - -


Paul S. Lattanzio                Class A         - - -               - - -              - - -     - - -        - - -     - - -
                                 Class B         - - -               - - -
                                 Series B        - - -               - - -


John M. Lowber                   Class A       506,222(9)              1.0                  *         *            *         *
                                 Class B         6,286(9)                *
                                 Series B        - - -               - - -


Stephen R. Mooney                Class A         - - -               - - -              - - -     - - -        - - -     - - -
                                 Class B         - - -               - - -
                                 Series B        - - -               - - -


Carter F. Page                   Class A                                 *                  *         *          2.2       2.1
                                 Class B        86,499(4,10)           4.8
                                 Series B      186,923               - - -
                                                                                        - - -


James M. Schneider               Class A        55,000(4)                *                  *         *            *         *
                                 Class B         - - -               - - -
                                 Series B        - - -               - - -


Dana L. Tindall                  Class A       207,153(11)               *                  *         *            *         *
                                 Class B         3,835(11)               *
                                 Series B        - - -               - - -


Robert M. Walp                   Class A       302,018(12)               *                1.1         1          3.7       3.6
                                 Class B       303,457(12)             7.8
                                 Series B        - - -               - - -


Dimensional Fund Advisors, Inc.  Class A     3,579,300                 7.0                6.5       6.1            4       3.9
1299 Ocean Ave., 11th Floor      Class B         - - -               - - -
Santa Monica, CA  90401          Series B        - - -               - - -

                                                                 Proxy Statement

                                               Amount and
                                               Nature of                                                         % Combined
                                               Beneficial                              % of Total Shares           Voting
Name and Address of              Title of     Ownership(2)                                Outstanding               Power
Beneficial Owner(1)              Class(2)         (#)            % of Class(2)         (Class A & B)(2)        (Class A & B)(2)
-------------------             ---------   ---------------     ----------------      -------------------     ----------------
                                                                                           I        II            I        II
                                                                                          ---      ----          ---      ----

GCI Qualified Employee Stock     Class A     4,671,797                 9.0                8.7       8.2          6.5       6.3
Stock Purchase Plan              Class B       121,210                 3.1
2550 Denali St., Ste. 1000       Series B        - - -               - - -
Anchorage, AK  99503


Kim Magness                      Class A       258,992(13)               *                  2       1.9          9.7       9.4
c/o Raymond L. Sutton, Jr.       Class B       844,848(13)            21.8
303 East 17th Ave., Ste. 1100    Series B        - - -               - - -
Denver, CO  80203-1264


Gary Magness                     Class A       264,317(13,14)            *                  2       1.9          9.7       9.4
c/o Raymond L. Sutton, Jr.       Class B       843,448(13,14)         21.7
303 East 17th Ave., Ste. 1100    Series B        - - -               - - -
Denver, CO  80203-1264


Toronto Dominion                 Class A       392,582(14)               *                  *       5.9            *       3.7
Investments, Inc.                Class B         - - -               - - -
31 West 52nd Street              Series B       16,995                 100
New York, NY 10019-6101


WorldCom                         Class A     6,638,942(15)            11.3               12.8      12.1         20.6        20
515 East Amite Street            Class B     1,275,791                32.9
Jackson, MS  39201-2702          Series B        - - -               - - -


All Directors and Executive      Class A     4,532,736(16)             8.6               10.7      10.1         21.2      20.5
  Officers As a Group            Class B     1,478,162(16)            38.1
  (15 Persons)                   Series B        - - -(16)           - - -

--------------
* Represents beneficial ownership of less than 1% of the corresponding class or series stock.

1 Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of stock of the Company that a person has the right to acquire within 60 days of the Record Date are deemed to be beneficially owned by such person and are included in the computation of the ownership and voting percentages only of such person. Each person has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the footnotes to the table.

2 "Title of Class" includes Company Class A common stock, Class B common stock, and Series B preferred stock. "Amount and Nature of Beneficial Ownership" and "% of Class" are given for each class or series of stock. "% of Total Shares Outstanding" and "Combined Voting Power" are given (a) under column I as excluding Series B preferred stock outstanding and (b) under column II as including Series B preferred stock outstanding and on an as-converted to Class A common stock basis at the conversion price as set in the Series B Agreement, i.e., $5.55 per share. As of the Record Date, the 16,995 shares of Series B preferred stock outstanding (excluding accrued dividends payable in cash or in Class A common stock to that date) would convert to 3,062,162 shares of Class A common stock.

3 Includes 162,091 shares which Mr. Behnke has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Does not include 9,055 shares of Company Class A common stock held in treasury by the Company pursuant to the Behnke deferred compensation agreement.


                                                                 Proxy Statement

4 Includes 25,000 shares of Company Class A common stock each to Messrs. Brett, Fisher, Page, and Schneider which they each respectively have the right to acquire within 60 days of the Record Date by the exercise of respective stock options.

5 Includes 122,701 shares of Class A common stock and 6,270 shares of Class B common stock allocated to Mr. Duncan under the Stock Purchase Plan. Does not include 195,331 shares of Class A common stock held by the Company in treasury pursuant to deferred compensation agreements with the Company. See, "Management of Company: Executive Compensation." Does not include 2,045 shares of Class A common stock held by Amanda Miller, Mr. Duncan's daughter, of which Mr. Duncan disclaims beneficial ownership. Does not include 18,560 shares of Class A common stock or 8,242 shares of Class B common stock held by the Amanda Miller Trust, with respect to which Mr. Duncan has no voting or investment power. Does not include 41,560 shares of Class A common stock or 27,020 shares of Class B common stock held by Dani Bowman, Mr. Duncan's wife, of which Mr. Duncan disclaims beneficial ownership. Includes 250,000 shares of Class A common stock which a company owned by Mr. Duncan has the right to acquire within 60 days of the Record Date by the exercise of stock options.

6 Includes 300,200 shares of Class A and 225,000 shares of Class B common stock owned by Fisher Capital Partners, Ltd., the corporate general partner of which is controlled by Mr. Fisher.

7 Does not include (i) 4,059 shares owned by Diamond Ventures, LLC of which Mr. Glasgow is President; (ii) 135,367 shares owned by Prime II Investments, L.P. of which Diamond Ventures, LLC is the sole general partner; (iii) 160,700 shares owned by Prime VIII, L.P. the sole general partner (Prime I SKA, LLC) of which has Mr. Glasgow as its Managing Director; and (iv) does not include 158 shares beneficially owned by minor children of Mr. Glasgow. Mr. Glasgow disclaims any beneficial ownership of the shares held by these entities or held by his children.

8 Includes 50,000 shares of Class A common stock which Mr. Hughes has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 53,060 shares of Class A common stock and 2,765 shares of Class B common stock allocated to Mr. Hughes under the Stock Purchase Plan. Does not include 67,437 shares of Class A common stock held in treasury by the Company pursuant to the Hughes Agreement. See, "Management of Company:
   Employment and Deferred Compensation Agreements."

9 Includes 355,425 shares which Mr. Lowber has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 43,139 shares of Class A common stock and 6,016 shares of Class B common stock allocated to Mr. Lowber under the Stock Purchase Plan.

10 Does not include 10,350 shares of Class A and 21,825 shares of Class B common stock held in trust for the benefit of Mr. Page's grandchildren of which Mr. Page disclaims beneficial ownership. The trustee of the trust is Keith Page, Mr. Page's son.

11 Includes 145,787 shares which Ms. Tindall has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 61,107 shares of Class A common stock and 3,835 shares of Class B common stock allocated to Ms. Tindall under the Stock Purchase Plan.

12 Includes 38,231 shares of Class A common stock and 2,408 shares of Class B common stock allocated to Mr. Walp under the Stock Purchase Plan. Includes 8,420 shares of Class A common stock which Mr. Walp has the right to acquire within 60 days of the Record Date by the exercise of vested stock options.

13 Includes 76,688 shares of Class A and 620,608 shares of Class B common stock owned by Magness FT Investment Company, LLC of which Mr. Magness owns a 50% interest. Includes 177,324 shares of Class A and 198,440 shares of Class B common stock owned by Magness Securities, LLC of which Mr. Magness owns a 50% interest.

14 Excludes accrued dividends.

15 Includes 833,333 shares of Class A common stock issuable upon conversion of 1,000 shares of Series C Preferred Stock and 12,500 shares WorldCom has the right to acquire within 60 days of the record date by the excercise of vested stock options.


                                                                 Proxy Statement

16 Includes 1,157,148 shares of Class A common stock which such persons have the right to acquire within 60 days of the Record Date through the exercise of vested stock options. Includes 346,210 shares of Class A common stock and 24,453 shares of Class B common stock allocated to such persons under the Stock Purchase Plan. Excludes, as of the Record Date, all of the outstanding Series B preferred stock (on an as-converted basis to Company Class A common stock) owned by an affiliate of Mr. Lattanzio, i.e., Toronto Dominion. Excludes, as of the Record Date, all of the outstanding Class A and Class B common stock owned by an affiliate of Mr. Beaumont, i.e., WorldCom.
--------------

Changes in Control

         Series B Preferred Stock. The Series B Agreement provides that the holders of the Series B preferred stock have the right to vote on all matters presented for vote to the holders of Company Class A common stock on an as-converted basis. In addition, the holders of the outstanding Series B preferred stock have limited voting rights as a class or otherwise to require the Company to request its consent on specific actions which might be taken including amending the Articles, restructuring the Company, paying dividends, and redeeming stock. Under the present Articles, the Class A common stock and Class B common stock vote for directors and on such specific actions, as one class, with limited exceptions as set forth in the Alaska Corporations Code. These exceptions include action to amend the articles of incorporation of a corporation in certain specific areas including changes in the designations, preferences, limitations, or relative rights of shares of the class.

         The holders of outstanding Series B preferred stock have the right to convert their shares into Class A common stock of the Company at a specified conversion price, as adjusted. In October 2001, Prime VIII, L.P. exercised its conversion rights for all Series B preferred stock held by it and was issued a total of 1,021,721 shares of Company Class A common stock. In November 2001, Prime VIII, L.P. distributed those shares among its partners. As of the Record Date, Toronto Dominion remained as the sole holder of Series B preferred stock.

         As of the Record Date, the conversion price was $5.55 per share. Using that conversion price and assuming the conversion of all of the outstanding Series B preferred stock of the remaining holder of the Series B preferred stock as of the Record Date, the stock could be converted into 3,062,162 shares of Class A common stock of the Company (excluding dividends accrued through that date) which would constitute approximately 5.6% of its then outstanding Class A common stock.

         As a part of the terms of the issuance of the Series B preferred stock, the Board increased its size by one director to ten directors. The selection and nomination of that director is subject to certain terms of the Series B Agreement. See, "Management of Company: Rights of Holders of Series B Preferred Stock in Nomination to, or Observer Status Regarding, the Board."

         Pledged Assets and Securities. The obligations of the Company under its credit facilities are secured by substantially all of the assets of the Company and its direct and indirect subsidiaries. Upon a default by the Company under such agreements, the Company's lenders could gain control of the assets of the Company, including the capital stock of the Company's subsidiaries. The Company has been at all times since January 1, 2001 and up through the Record Date, in compliance with all material terms of these credit facilities. These obligations and pledges are further described in the Annual Report. See, "Annual Report."


                                                                 Proxy Statement

         Senior Notes. On August 1, 1997, GCI, Inc., an Alaska corporation and wholly-owned subsidiary of the Company, publicly sold $180 million of unsecured 9.75% senior notes ("Senior Notes"). The Senior Notes are due in 2007. GCI, Inc. was formed specifically to issue the Senior Notes. The Senior Notes are subject to the terms of an indenture ("Indenture") entered into by GCI, Inc. Upon the occurrence of a change of control, as defined in the Indenture, GCI, Inc. is required to offer to purchase the Senior Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest.

         The Indenture provides that the Senior Notes are redeemable at the option of GCI, Inc. at specified redemption prices commencing in 2002. The terms of the Senior Notes contain limitations on the ability of GCI, Inc. and its restricted subsidiaries to incur additional indebtedness, limitations on investments, payment of dividends and other restricted payments and limitations on liens, asset sales, mergers, transactions with affiliates and operation of unrestricted subsidiaries. The Indenture also limits the ability of GCI, Inc. and its restricted subsidiaries to enter into or allow to exist specified restrictions on the ability of GCI, Inc. to receive distributions from restricted subsidiaries.

         For purposes of the Indenture and the Senior Notes, the restricted subsidiaries consist of all direct or indirect subsidiaries of the Company, with the exception of the unrestricted subsidiaries. As of the Record Date, the unrestricted subsidiaries were entities formed by the Company in conjunction with its Fiber Facility as described in the Company's Annual Report. These unrestricted subsidiaries consisted of GCI Transport Co., Inc., GCI Satellite Co., Inc., GCI Fiber Co., Inc., Fiber Hold Co., Inc. and Alaska United Fiber System Partnership. See, "Annual Report."

         Both the Company and GCI, Inc. have, since January 1, 2001 and up through the Record Date, been in compliance with all material terms of the Indenture including making timely payments on the obligations of GCI, Inc.

         Voting Agreement. A voting agreement ("Voting Agreement") was entered into as of October 31, 1996 among certain shareholders of the Company and expired in June 2001. The parties to the agreement changed through the years, and, at the time of expiration of the agreement, the parties subject to it were Messrs. Duncan and Walp (both officers of, and members of, the Board) and WorldCom. The Voting Agreement provided that each party to the agreement was required to vote the party's Company common stock for the nominees of the other parties in the election of directors to the Board and on other matters to which the parties unanimously agreed. The number of directors which each party to the Voting Agreement could nominate as of termination of the agreement were as follows:

         -  Two directors nominated by WorldCom

         -  One director nominated by Mr. Duncan


                                                                 Proxy Statement

         -  One director nominated by Mr. Walp

         Because the Articles establish the Board as a classified board, none of the Board positions for which parties to the Voting Agreement had provided nominees in the past were open for election at the 2001 annual meeting. However, present directors Messrs. Beaumont and Mooney were nominees identified under, and proposed by WorldCom under, the agreement for the 1999 and 2000 Company annual meetings, respectively. Also, Messrs. Walp and Duncan were nominees identified under, and proposed by themselves under, the agreement for the 1999 and 2000 Company annual meetings, respectively. All of these nominees were duly nominated as a part of management's slate of directors and elected at those respective meetings. While the Voting Agreement is no longer in effect, management has selected for nomination a slate of directors for the Annual Meeting which includes Messrs. Beaumont and Walp. The Company has no reason to believe that the parties to the former Voting Agreement would depart from their past voting record in voting on the nomination and election of Messrs. Beaumont and Walp at the Annual Meeting.

                        LITIGATION AND REGULATORY MATTERS

         The Company was, as of the Record Date, involved in several administrative and civil action matters primarily related to its telecommunications markets in Alaska and the remaining 49 states and other regulatory matters. These actions are discussed in the Company's Annual Report. See, "Annual Report."

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Overview

         The Board retained KPMG LLP as the independent certified public accountants for the Company during the fiscal year ended December 31, 2001. It is anticipated that the Board will appoint KPMG LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2002. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement, if so desired, and will be able to respond to appropriate questions.

Audit Fees

         The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and the review of the financial statements included in the Company's Forms 10-Q for that year was $150,432.


                                                                 Proxy Statement

Financial Information System Design and Implementation Fees

         KPMG LLP did not for the year ended December 31, 2001 provide professional services to the Company relating to operating, or supervising the operation of, the Company's information systems or managing the Company's local area network or otherwise providing services or information that was significant to the Company's financial statements for that year.

All Other Fees

         The aggregate fees billed by KPMG LLP for services rendered for the year ended December 31, 2001, other than services previously described in this section, was $50,663.

                                  ANNUAL REPORT

         The Annual Report to shareholders of the Company in the form of Form 10-K for the year ended December 31, 2001 is enclosed with this Proxy Statement, subject to the delivery provisions described elsewhere in this Proxy Statement. See, "Company Annual Meeting: Voting Procedure -- Delivery."

                          FUTURE SHAREHOLDER PROPOSALS

         Certain matters are required to be considered at an annual meeting of shareholders of the Company, e.g., the election of directors. From time to time, the board of directors of the Company may wish to submit to those shareholders other matters for consideration. Additionally, those shareholders may be asked to consider and take action on proposals submitted by shareholders who are not members of management that cover matters deemed proper under regulations of the Securities and Exchange Commission and applicable state laws.

         Should a shareholder wish to have a proposal included in management's proxy statement and form proxy for the 2003 annual meeting of shareholders, the proposal must be received by the Company at the address previously identified in this Proxy Statement not earlier than December 1, 2002 and not later than December 31, 2002. See, "Company Annual Meeting: Voting Procedure - Delivery."

         Under the Bylaws, any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2003 annual meeting must give the Company advance notice as described in the Bylaws. To be timely, the Company must receive the nomination or shareholder proposal for the 2003 meeting at the Company`s offices as previously identified not earlier than December 1, 2002 and not later than December 31, 2002. Nominations for director must describe various matters as specified in the Bylaws, including the name and address of each nominee, his or her


                                                                 Proxy Statement
occupation and number of shares held, and certain other information. The nomination must also be accompanied by written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

         In addition to the timely submission of notice previously described, a shareholder proposing to bring other business before the 2003 annual meeting must include in that notice a description of the proposed business (which must otherwise be a proper subject for action by the shareholders), the reasons for that other business and other matters specified in the Bylaws. The Board or the presiding officer at the meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The Articles and Bylaws also set forth specific requirements and limitations applicable to nominations and proposals at special meetings of shareholders.

         A shareholder making a nomination must be a person who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. A shareholder who wishes to present a proposal of business at the meeting must, in addition to the previous requirements, be a person who has continuously held at least $2,000 in market value, or at least 1%, of the Company's securities entitled to be voted on the matter at the meeting for at least one year by the date of submission of the proposal to the Company for inclusion on the agenda of the meeting. Any such notice must be given to the Secretary of the Company at the address previously identified. Any shareholder desiring a copy of the Articles or Bylaws will be furnished a copy without charge upon written request to the Secretary.

         For any shareholder proposal that is not submitted for inclusion in the management proxy statement for that 2003 annual meeting but is instead sought to be presented directly at that meeting, the SEC rules permit management to vote proxies in its discretion if the Company (i) receives notice of the proposal during the time interval December 1, 2002 through December 31, 2002 and advises shareholders in the 2003 proxy statement about the nature of the matter and how management intends to vote on that matter, or (ii) does not receive notice of the proposal during the time interval December 1, 2002 through December 31, 2002. Management intends to exercise this authority, if necessary, in conjunction with the 2003 meeting.

         Management carefully considers all proposals and suggestions from shareholders. When adoption of a suggestion or proposal is clearly in the best interest of the Company and the shareholders generally and does not require shareholder approval, it is usually adopted by the Board, if appropriate, rather than being included in management's proxy statement.


                                                                 Proxy Statement

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No. n/a)

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